UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Great Plains Energy Incorporated
(Name of Registrant as Specified In Its Charter)

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GREAT PLAINS ENERGY INCORPORATED
1200 MAIN STREET
KANSAS CITY, MISSOURI 64105

March 21, 2012

Dear Shareholder:

        We are pleased to invite you to the Annual Meeting of Shareholders of Great Plains Energy Incorporated. The meeting will be held at 10:00 a.m. (Central Daylight Time) on Tuesday, May 1, 2012, at the Kansas City Public Library Plaza Branch, Truman Forum Auditorium, 4801 Main Street, Kansas City, Missouri 64112. The Truman Forum Auditorium is accessible to all shareholders. Shareholders with special assistance needs should contact the Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, no later than Friday, April 20, 2012.

        At this meeting, you will be asked to:

  1.
  Elect the Company's ten nominees as directors;

  2.
  Vote on an advisory resolution approving the 2011 executive compensation as disclosed in the Proxy Statement (a "say on pay resolution");

  3.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for 2012; and

  4.
  Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

        The attached Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. Your vote is important. Please review these materials and vote your shares.

        We hope you and your guest will be able to attend the meeting. Registration and refreshments will be available starting at 9:00 a.m.

Sincerely,

Michael J. Chesser Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2012:
This proxy statement and our 2011 Annual Report are available at https://materials.proxyvote.com/391164

GREAT PLAINS ENERGY

Kansas City Public Library
Plaza Branch
4801 Main Street
Kansas City, MO 64112

Country Club Plaza
Main St.
N
W
E
S
W. 47th St.
Brush Creek
Ward Pkwy.
Brookside Blvd.
W. 48th St.
Kansas City Public Library Plaza Branch
Volker Blvd.
Wornall Rd.
Main St.
W. 51st St.

Ward Parkway is one-way eastbound from Main St. to Brookside Blvd.

The Plaza Branch of the Library is located just south of the Country Club Plaza near the intersection of Main and 48th streets. Complimentary parking is available in the parking garage, located off Main St.

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GREAT PLAINS ENERGY INCORPORATED
1200 Main Street
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, May 1, 2012
Time:	10:00 a.m. (Central Daylight Time)
Place:	Kansas City Public Library Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, Missouri 64112

PROXY STATEMENT

        This proxy statement and accompanying proxy card are being mailed, beginning March 21, 2012, to holders of our common stock for the solicitation of proxies by our Board of Directors ("Board") for the 2012 Annual Meeting of Shareholders ("Annual Meeting"). The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the Annual Meeting.

        In this proxy statement, we refer to Great Plains Energy Incorporated as "we," "us," "Company," or "Great Plains Energy," unless the context clearly indicates otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2012:
This proxy statement and our 2011 Annual Report are available at https://materials.proxyvote.com/391164

ABOUT THE MEETING

Why did you provide me this proxy statement?

        We provided you this proxy statement because you are a holder of our common stock and our Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting. As permitted by Securities and Exchange Commission ("SEC") rules, we have mailed to many of our registered and beneficial shareholders a notice regarding the availability of proxy materials (the "Notice") and elected to provide them access to this proxy statement and our 2011 annual report to shareholders electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail, unless you request a printed copy. The Notice explains how to access and review the proxy statement and 2011 annual report to shareholders, and how to vote over the internet. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice. In the future, we may elect to expand electronic delivery and provide all shareholders a Notice rather than incurring the expense of printing and delivering copies of the materials to those who do not request them.

        For information on how to receive electronic delivery of annual shareholder reports, proxy statements and proxy cards, please see "Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?" below.

What will I be voting on?

        At the Annual Meeting, you will be voting on:

  •
  The election of ten directors to our Board;

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  An advisory (non-binding) resolution approving the 2011 executive compensation as disclosed in the Proxy Statement (a "say on pay resolution"); and

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  The ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") to be our independent registered public accounting firm in 2012.

How does the Board recommend that I vote on these matters?

        The Board recommends that you vote FOR each of the people nominated to be directors, FOR the say on pay resolution, and FOR the ratification of the appointment of Deloitte & Touche.

Who is entitled to vote on these matters?

        You are entitled to vote if you owned our common stock as of the close of business on February 21, 2012 (also referred to as the Record Date). On that day, approximately 136,161,064 shares of our common stock were outstanding and eligible to be voted. Shares of stock held by the Company in its treasury account are not considered to be outstanding, and will not be voted or considered present at the Annual Meeting. At the Annual Meeting, you are entitled to one vote for each share of common stock owned by you at the close of business on the Record Date.

        Business cannot be conducted at the Annual Meeting unless a quorum is present. In order to have a quorum, a majority of the shares of common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If there are not sufficient votes in attendance at the Annual Meeting in person or by proxy to constitute a quorum for approval of any matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.

I was an Aquila shareholder, and haven't delivered my Aquila stock certificates for exchange. Am I entitled to vote?

        Yes. You are entitled to vote the number of whole shares of Great Plains Energy stock that you have the right to receive in the exchange.

Is cumulative voting allowed?

        Cumulative voting is allowed only with respect to the election of our directors. This means that you have a total vote equal to the number of shares you own, multiplied by the number of directors to be elected. Your votes for directors may be divided equally among all of the director nominees, or you may vote for one or more of the nominees in equal or unequal amounts. You may also withhold your votes for one or more of the nominees. If you withhold your votes, these withheld votes will be distributed equally among the remaining director nominees. To exercise your cumulative voting rights, you must call 1-800-690-6903, or vote in person at the Annual Meeting.

How many votes are needed to elect the director nominees?

        The ten director nominees receiving the highest number of FOR votes will be elected. This is called "plurality voting." Withholding authority to vote for some or all of the director nominees, or not returning your proxy card or voting instructions, will have no effect on the election of directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you. Please see "Will my shares held in street name be voted if I don't provide instructions?" on page 6.

How many votes are needed to approve the say on pay resolution?

        The say on pay resolution is advisory and is not binding on the Company or the Board. The Board and the Compensation and Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote is required (on a non-binding advisory basis) to approve the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.

How many votes are needed to ratify the appointment of Deloitte & Touche?

        Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the Annual Meeting and entitled to vote. Your broker is entitled to vote your shares on this matter if no instructions are received from you. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment.

When will next year's annual meeting be held?

        Our By-laws provide that the annual shareholder meeting will be held on the first Tuesday of May. Next year's annual meeting will be held on May 7, 2013.

How can I submit a proposal to be included in next year's proxy statement?

        To be considered for inclusion in our proxy statement for the 2013 annual meeting, the Company must receive notice on or before November 21, 2012. All proposals must comply with the SEC rules regarding eligibility and type of shareholder proposal. Shareholder proposals should be addressed to: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Can I bring up matters at the Annual Meeting or other shareholder meeting, other than through the proxy statement?

        If you intend to bring up a matter at a shareholder meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, our By-laws require you to give us notice at least 60 days, but no more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, the shareholder's notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made.

        A proposal for our 2013 annual meeting, which will be held on May 7, 2013, must be delivered to us no earlier than February 6, 2013 and no later than March 8, 2013. The notice must contain the information required by our By-laws.

May I ask questions at the Annual Meeting?

        Yes. We expect that all of our directors, executive officers, and representatives of Deloitte & Touche will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions.

How can I propose someone to be a nominee for election to the Board?

        The Governance Committee of the Board will consider candidates for director suggested by shareholders, using the process in the "Director Nominating Process" section on page 8.

        Our By-laws require shareholders seeking to make a director nomination to give notice at least 60 days, but not more than 90 days, prior to the date of the shareholder meeting. If we give shareholders less than 70 days notice of a shareholder meeting date, your notice must be received by the Corporate Secretary no later than the close of business on the tenth (10th) day following the earlier of the date of mailing of the notice of the meeting or the date on which public disclosure of the meeting date was made. Your notice must comply with the information requirements in our By-laws relating to shareholder nominations.

Who is allowed to attend the Annual Meeting?

        If you own our shares, you and a guest are welcome to attend our Annual Meeting. You will need to register when you arrive at the meeting. We may also verify your name against our shareholder list. If you own shares in a brokerage account in the name of your broker or bank ("street name"), you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own our shares, it is possible that you may not be admitted to the meeting.

 ABOUT PROXIES

How can I vote at the Annual Meeting?

        You can vote your shares either by casting a ballot during the Annual Meeting, or by proxy.

Is Great Plains Energy soliciting proxies for the Annual Meeting?

        Yes, our Board is soliciting proxies. We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.

        Morrow & Co. LLC, 470 West Avenue, Stamford, CT 06902, has been retained by us to assist in the solicitation, by phone, of votes for a fee of $7,500, plus a charge of $6.50 per holder for telephone solicitations, and reimbursement of out-of-pocket expenses. We will also reimburse brokers, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.

How do I vote by proxy before the Annual Meeting?

        We furnished the proxy materials, including the proxy card, to our registered and beneficial shareholders holding more than 500 shares, or to shareholders who voted in the last annual meeting. These shareholders may also view the proxy materials online at www.proxyvote.com. They may vote their shares by mail, telephone or internet. To vote by mail, simply mark, sign and date the proxy card and return it in the postage-paid envelope provided. To vote by telephone or internet, 24 hours a day, 7 days a week, refer to your proxy card for voting instructions. Please note that shareholders wishing to exercise their right to cumulative voting in the election of Company directors must vote in person at the Annual Meeting or by telephone by calling 1-800-690-6903.

        We mailed a Notice regarding the availability of proxy materials to our other shareholders. These shareholders may choose to view the proxy materials online at the www.proxyvote.com website, or receive a paper or e-mail copy. There is no charge for requesting a copy. These shareholders may vote their shares by internet through www.proxyvote.com, or by phone after accessing this website, or by mail if they request a paper copy of the proxy materials.

        In addition, this Proxy Statement and our 2011 Annual Report are publicly available at https://materials.proxyvote.com/391164.

        If your shares are registered in the name of your broker or other nominee, you should vote your shares using the method directed by your broker or other nominee. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. online program. This program provides eligible street name shareholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in Broadridge's program.

        Properly executed proxies received by the Corporate Secretary before the close of voting at the Annual Meeting will be voted according to the directions provided. If a proxy is returned without shareholder directions, the shares will be voted as recommended by the Board.

What shares are included on the proxy card?

        The proxy card represents all the shares registered to you, including all shares held in your Great Plains Energy Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP") and Great Plains Energy 401(k) Savings Plan (the "401(k) Plan") accounts as of the close of business on February 21, 2012.

Can I change my vote or revoke my proxy?

        You may revoke your proxy at any time before the close of voting by:

  •
  written notice to the Corporate Secretary;

  •
  submission of a proxy bearing a later date; or

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  casting a ballot at the Annual Meeting.

        If your shares are held in street name, you must contact your broker or nominee to revoke your proxy. If you would like to vote in person, and your shares are held in street name, you should contact your broker or nominee to obtain a broker's proxy card and bring it, together with proper identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting.

I have Company shares registered in my name, and also have Company shares in a brokerage account. How do I vote these shares?

        Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your bank or broker will send you directions on how to vote those shares.

Will my shares held in street name be voted if I don't provide instructions?

        The current New York Stock Exchange ("NYSE") rules allow brokers to vote shares on certain "routine" matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche, assuming that no contest arises, is considered a "routine" matter on which your broker can vote your shares without your instructions. The proposals relating to the election of directors and the say on pay resolution are not "routine" proposals and therefore, if you do not instruct your broker how to vote with respect to these proposals, your shares will not count and will be treated as "broker non-votes." Directors are elected by a plurality of the votes cast for the election of directors at the Annual Meeting, with the nominees obtaining the most votes being elected. Because there is no minimum vote required for the election of directors, broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Is my vote confidential?

        We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.

 ABOUT HOUSEHOLDING

Are you "householding" for your shareholders with the same address?

        Yes. Shareholders that share the same last name and household mailing address with multiple accounts will receive a single copy of the shareholder documents (annual report, proxy statement, prospectus or other information statement) that we send unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate shareholder documents may call or write us at the address below, and we will promptly deliver them. If you received multiple copies of the shareholder documents and would like to receive combined mailings in the future, please call or write us at the address below. Shareholders who hold their shares in street name should contact their bank or broker regarding combined mailings.

Great Plains Energy Incorporated
Investor Relations
P.O. Box 418679
Kansas City, MO 64141-9679
1-800-245-5275

Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?

        Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

ELECTION OF DIRECTORS
Item 1 on the Proxy Card

        The ten nominees presented have been recommended to the independent directors of the Board by the Governance Committee to serve as directors until the next annual meeting of shareholders and until their successors are elected and qualified. One of our current directors, William C. Nelson, will have reached the mandatory retirement age for Company directors by the annual meeting date. Thus, in accordance with the Company's Corporate Governance Guidelines, the Governance Committee did not nominate Mr. Nelson for re-election to the Board. Each nominee has consented to stand for election, and the Board does not anticipate any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the Annual Meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Proxies cannot be voted for more than ten nominees.

Nominees for Directors

        The following persons are nominees for election to our Board:

Terry Bassham	Thomas D. Hyde
David L. Bodde	James A. Mitchell
Michael J. Chesser	John J. Sherman
Randall C. Ferguson, Jr.	Linda H. Talbott
Gary D. Forsee	Robert H. West

The Board of Directors recommends a vote FOR each of the ten listed nominees.

Director Nominating Process

        The Governance Committee administers the process of identifying potential director nominees, and evaluates and recommends director nominees to the independent directors of the Board.

        The Governance Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines. Director nominees identified by shareholders would be evaluated in the same way as nominees identified by the Governance Committee. Director nominees are selected based on their practical wisdom, mature judgment, and the diversity of their backgrounds, financial acumen and business experience. Nominees should possess the highest levels of personal and professional ethics, integrity, and values and be committed to representing the interests of shareholders. Under our Corporate Governance Guidelines, the Governance Committee may also consider in its assessment the Board's diversity in its broadest sense, reflecting geography, age, gender, and ethnicity, as well as other appropriate factors such as the competency categories described in the "Director Nominee Qualifications" section below. Although the Board has not established a formal diversity policy to be used to identify director nominees, the Governance Committee and the Board believe that a diverse board of directors is desirable to expand the Board's collective knowledge and expertise, as well as to evaluate management and positively influence the Company's performance.

        The Board conducts annual self-evaluations to determine whether it and its Committees are functioning effectively. As part of this process, written Board and Committee self-assessment surveys are completed by all Board and Committee members. The Chair of the Governance Committee also solicits input from Board members regarding each individual Board member's effectiveness. Each Board Committee receives and discusses the results of its self-evaluation, and the Governance Committee receives and discusses the results of the Board and all Committee self-evaluations. The results are also discussed with the full Board. The Board believes that the effectiveness of Board diversity is appropriately considered through the overall evaluation of Board and Committee effectiveness.

Director Nominee Qualifications

        The Board oversees the shareholders' interests in the long-term health and success of the Company's business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon their ability to function well as a collegial body and to work collaboratively. The Board combines the unique expertise and diverse perspectives of its members so that the capability of the group exceeds the sum of the capabilities of the individual members. It engages in "constructive dissent" with management in order to ensure that appropriate risk assessment and mitigation plans are in place, and oversees the resolution of critical issues as they arise.

        The Board's objective is to have a well-rounded and diverse membership possessing in aggregate the skill sets and core competencies needed at the Board level for the Company to achieve long-term success. The core competencies listed below have been identified as needed to deliver sustainable long-term shareholder and customer value.

        In 2011, the Board, under the leadership of the Governance Committee, conducted a formal review of the set of competencies that the Board has used in recent years to evaluate and recommend director nominees. The Board concluded that the set of competencies continues to be appropriate for the Board, and grouped the competencies into the following interrelated categories:

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  Strategy Development and Execution.  The Company's business is focused on its regulated electric utilities. The utility industry in general, and the Company in particular, are subject to extensive and dynamic regulation and operate in a complex and evolving technological environment. The Board monitors and oversees the effective development and execution of the Company's strategy.

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  Federal and State Regulation and Compliance.  The utility industry is subject to stringent compliance and regulatory requirements mandated by numerous federal and state agencies, which adds significant complexity to strategy development and execution, risk management, compliance oversight and operations. The Board in general, and the Audit Committee in particular, monitor and oversee the Company's regulatory and compliance activities.

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  Alignment of Company Culture and Compensation and Development.  The Company is only as strong as its employees. To create long-term shareholder and customer value, the Company must attract, retain and develop a strong team of people. The Company's culture and its compensation and development programs are fundamental to achieving this goal. The Board in general, and the Compensation and Development Committee in particular, oversee compensation, and develop policies and practices for senior management, and monitor such policies and practices throughout the Company.

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  Accounting, Finance and Investment Management.  The Company is capital-intensive and access to the financial markets at reasonable cost is critical. The Board in general, and the Audit Committee in particular, monitor and oversee the Company's investment decisions, liquidity needs, potential sources of capital, budgeting, internal and external auditing, financing plans and financial performance and reporting.

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  Operational Focus.  Utility operations are technologically complex, and in many areas require very specialized skill sets. The Board monitors and oversees operations to ensure safe and reliable electricity generation and delivery.

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  Marketing and End-use Technology Solutions.  While the Company's retail customers currently do not have numerous energy provider alternatives, as the industry continues to change, the ability to offer new products or services that are valuable to customers will become increasingly challenging. The Board monitors and oversees the Company's efforts to maintain a sustainable competitive advantage in providing energy products and programs that help customers better control their energy usage.

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  Community and Political Relations.  The Company's retail customer service areas are fixed by the state utility commissions, and the health and growth potential of the Company are directly tied to the communities it serves. The Company also is subject to extensive regulatory requirements. The Board monitors and oversees the Company's actions to strengthen local and regional economic development and to effectively respond to the regulatory and political processes.

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  Personal Attributes.  The success of the Company depends not only on the preceding expertise-based competencies, but equally on the qualities and attributes of the directors, both individually and as a group. These attributes and qualities include, among others: practical wisdom; mature judgment; the highest level of personal and professional ethics, integrity and values; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; and the courage to act constructively and independently when sound judgment dictates and/or circumstances require.

        Each director nominee provided a self-evaluation against these core competencies, and the Board as a whole evaluated the contribution level of each director, using the categories of "thought leadership," "contributor" and "interested questioner." Each director was considered to provide "thought leadership" in the Personal Attributes category, as well as in several other categories noted in their individual sections below.

        The following summarizes the recent business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director in light of the Company's business and structure. The Board believes that the items noted for each nominee demonstrate the superior leadership, high performance standards, mature judgment, strategic planning capabilities, and the ability to understand and oversee the Company's strategies, operations and management of the complex issues the Company faces.

Terry Bassham	Director since 2011
Mr. Bassham, 51, is President and Chief Operating Officer of Great Plains Energy, KCP&L, and GMO (since May 2011). He served as Executive Vice President—Utility Operations of KCP&L and GMO (2010-2011), Executive Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy (2005-2010) and of KCP&L and GMO (2009-2010). He was Chief Financial Officer of KCP&L (2005-2008) and GMO (2008). Mr. Bassham is also a director of our two public utility subsidiaries, KCP&L and GMO. The Board has selected Mr. Bassham to become Chief Executive Officer of Great Plains Energy, KCP&L and GMO following Mr. Chesser's retirement on May 31, 2012.

Mr. Bassham holds a Bachelor of Business Administration degree in accounting from the University of Texas-Arlington and a Juris Doctor degree from St. Mary's University Law School in San Antonio, Texas. Mr. Bassham has extensive regulated public utility experience with over 25 years in the industry. As Chief Operating Officer of the Company and the former Executive Vice President for Utility Operations, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Focus, and Community and Political Relations competency categories.
David L. Bodde	Director since 1994
Dr. Bodde, 69, is the Senior Fellow and Professor at Clemson University (since 2004). He previously held the Charles N. Kimball Chair in Technology and Innovation (1996-2004) at the University of Missouri-Kansas City. He is a trustee of The Commerce Funds (1994-present). Prior to academic service, he was Vice President of the Midwest Research Institute and President of its subsidiary, MRI Ventures, Inc. He also serves on the boards of KCP&L and GMO. Dr. Bodde served as a member of the Audit and Compensation and Development Committees during 2011.

Dr. Bodde has master of science degrees in nuclear engineering and management from the Massachusetts Institute of Technology, and a doctor of business administration degree from Harvard University. He has extensive experience in research, teaching, writing and consulting on energy policy, electric utility strategy and enterprise risk management, and technology assessment. His current work focuses on managing the risks of emerging energy technologies, especially related to electric utilities. His experience as a director provides valuable perspective and institutional knowledge to the Board's discussions and actions. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Operational Focus, and Marketing and End-use Technology Solutions competency categories.

Michael J. Chesser	Director since 2003
Mr. Chesser, 63, is Chairman of the Board and Chief Executive Officer of Great Plains Energy (since October 2003), Chairman of the Board (since October 2003) and Chief Executive Officer (since August 2008) of KCP&L, and Chairman of the Board and Chief Executive Officer (since August 2008) of GMO. Mr. Chesser served as a member of the Executive Committee in 2011. Mr. Chesser will retire as Chief Executive Officer of Great Plains Energy, KCP&L and GMO effective May 31, 2012; however, he plans to continue to serve on the Boards of Great Plains Energy, KCP&L and GMO. Notwithstanding his retirement as Chief Executive Officer, Mr. Chesser is being nominated for re-election to the Board in order to help ensure a smooth transition.

Mr. Chesser has extensive and varied utility industry senior management experience and accomplishments gained through his career at the Company, United Water, GPU Energy, Atlantic Energy and Baltimore Gas and Electric. He is a nationally recognized electric utility leader, including being a past chairman and current member of the board of the Electric Power Research Institute and a member of the Edison Electric Institute's executive committee. Mr. Chesser also brings broad strategic experience and insight into economic growth and policy through his roles as a Trustee of the Committee on Economic Development and as Chairman of the Kansas City Economic Development Corporation. As Chief Executive Officer of the Company, he also brings to the Board deep insight and knowledge about the operations and capabilities of the Company. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Focus, and Community and Political Relations competency categories.
Randall C. Ferguson, Jr.	Director since 2002
Mr. Ferguson, 60, was the Senior Partner for Business Development for Tshibanda & Associates, LLC (2005-2007), a consulting and project management services firm committed to assisting clients to improve operations and achieve long-lasting, measurable results. He previously served as Senior Vice President Business Growth & Member Connections with the Greater Kansas City Chamber of Commerce (2003-2005). Mr. Ferguson served on the Audit and Governance Committees during 2011. Mr. Ferguson is also a director of KCP&L and GMO.

Mr. Ferguson has extensive and varied senior management leadership experience and accomplishments gained through his 30-year career at IBM and at Tshibanda & Associates. He has broad strategic experience and insight into economic growth and policy through his leadership position at the Greater Kansas City Chamber of Commerce. Mr. Ferguson also brings a strong focus on the Company's community service and diversity activities. He has been recognized for his leadership and community service on numerous occasions, including recognition by The Kansas City Globe as one of Kansas City's most influential African Americans. He is considered to provide "thought leadership" in the Alignment of Company Culture and Compensation and Development, Marketing and End-use Technology Solutions, and Community and Political Relations competency categories.
Gary D. Forsee	Director since 2008
Mr. Forsee, 61, was President of the four-campus University of Missouri System (2008-2011), the state's premier public institution of higher learning. He previously served as Chairman of the Board (2006-2007) and Chief Executive Officer (2005-2007) of Sprint Nextel Corporation, and Chairman of the Board and Chief Executive Officer (2003-2005) of Sprint Corporation. He also serves on the board of Ingersoll-Rand Public Limited Company (2007-present), and formerly served on the board of The Goodyear Tire & Rubber Company (2002-2007). Mr. Forsee served as a member of the Executive, Audit and Compensation and Development Committees in 2011. Mr. Forsee is also a director of KCP&L and GMO.

Mr. Forsee has extensive and varied senior management leadership experience and accomplishments gained as President of the University of Missouri System and through his more than 35-year telecommunications career at Sprint Nextel, BellSouth Corporation, Global One, AT&T and Southwestern Bell. Mr. Forsee's experience and insight acquired through managing large technologically complex and rapidly changing companies in dynamic regulatory environments is of particular value to the Company, which is facing similar challenges. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, Accounting, Finance and Investment Management, Operational Focus, Marketing and End-use Technology Solutions and Community and Political Relations competency categories.
Thomas D. Hyde	Director since 2011
Mr. Hyde, 63, served as Executive Vice President, Legal Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. ("Wal-Mart"), an international retail store operator (2005-2010). Mr. Hyde previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). He serves on the board of Vail Resorts, Inc. (2006-present) and as a Trustee of the University of Missouri—Kansas City (2010-present). Mr. Hyde served as a member of the Audit and Governance Committees from May to December 2011. Mr. Hyde is also a director of KCP&L and GMO.

Mr. Hyde has extensive and varied senior management leadership experience and accomplishments. Mr. Hyde graduated from the University of Kansas in 1970 with a degree in English. He received his law degree from the University of Missouri—Kansas City in 1975, and earned an MBA in Finance from the University of Kansas in 1981. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, and Accounting, Finance and Investment Management competency categories.
James A. Mitchell	Director since 2002
Mr. Mitchell, 70, is the Executive Fellow-Leadership, Center for Ethical Business Cultures (since 1999), a non-profit organization assisting business leaders in creating ethical and profitable cultures. He retired as the Chairman and Chief Executive Officer of IDS Life Insurance Company, a subsidiary of the American Express Company, in 1999. He also served on the board of Capella Education Company (1999-2009). Mr. Mitchell served on the Executive, Compensation and Development, and Governance Committees during 2011. Mr. Mitchell is also a director of KCP&L and GMO.

Mr. Mitchell has extensive and varied senior management leadership experience and accomplishments gained through his 36-year career at IDS Life Insurance Company, American Express and CIGNA, which are highly regulated businesses, as is the Company. His nationally-recognized business ethics leadership provides unique value and support to the Company's commitment to ethical business conduct. Mr. Mitchell founded the James A. and Linda R. Mitchell/American College Forum on Ethical Leadership in Financial Services, and was named in 2008 as one of the "100 Most Influential People in Business Ethics" by Ethisphere. He is considered to provide "thought leadership" in the Strategy Development and Execution, Federal and State Regulation and Compliance, Alignment of Company Culture and Compensation and Development, and Marketing and End-use Technology Solutions competency categories.

John J. Sherman	Director since 2009
Mr. Sherman, 56, has served as President, Chief Executive Officer and a director of Inergy GP, LLC (the managing general partner of Inergy, L.P., a leading retail and wholesale propane supply, marketing and distribution business) since March 2001. He formerly served as President, Chief Executive Officer and a director of Inergy Holdings GP, LLC (2005-2010). Mr. Sherman served on the Audit Committee through 2011. In addition, Mr. Sherman served on the Governance Committee from January through May 2011 and the Compensation and Development Committee from May through December 2011. Mr. Sherman is also a director of KCP&L and GMO.

Mr. Sherman has extensive and varied senior management leadership experience, accomplishments and energy policy expertise gained through his career in the propane industry with Inergy, Dynegy, LPG Services Group (which he co-founded) and Ferrellgas. In addition to this expertise, Mr. Sherman brings a strong entrepreneurial focus to the Company's strategic planning. He is considered to provide "thought leadership" in the Strategy Development and Execution, Alignment of Company Culture and Compensation and Development, Operational Focus, and Accounting, Finance and Investment Management competency categories.
Linda H. Talbott	Director since 1983
Dr. Talbott, 71, is President and CEO of Talbott & Associates (since 1975), consultants in strategic planning, philanthropic management and development to foundations, corporations, and non-profit organizations. She is also Chairman of the Center for Philanthropic Leadership. Dr. Talbott served as the Advising Director for Corporate Social Responsibility and on the Governance and Compensation and Development Committees during 2011. Dr. Talbott is also a director of KCP&L and GMO.

Dr. Talbott brings unique value and insight to the direction and oversight of the Company's community and societal activities through her consulting and leadership on philanthropy, non-profit leadership and corporate governance. Her extensive involvement with philanthropic and non-profit organizations gives her a deep understanding of local, national and international social needs and issues, and the social responsibilities of business organizations in general and the Company in particular. Her long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions. She is considered to provide "thought leadership" in the Strategy Development and Execution, Alignment of Company Culture and Compensation and Development, Marketing and End-use Technology Solutions and the Community and Political Relations competency categories.
Robert H. West	Director since 1980
Mr. West, 73, retired in July 1999 as Chairman of the Board of Butler Manufacturing Company, a supplier of non-residential building systems, specialty components and construction services. He formerly served on the boards of Commerce Bancshares, Inc. (1985-2010) and Burlington Northern Santa Fe Corporation (1980-2010). Mr. West served as the Lead Director of the Board and as a member of the Executive, Audit, Compensation and Development, and Governance Committees during 2011.

Mr. West has extensive and varied senior management leadership experience and accomplishments gained through his 31-year career at Butler Manufacturing Company. Mr. West brings a broad perspective of corporate governance responsibilities through his service as a director with Commerce Bancshares and Burlington Northern Santa Fe. Additionally, the knowledge and experience gained as a director of Commerce Bancshares provides deep knowledge and insight to the Company's financial reporting process as well as its capital raising plans and activities. His long tenure as a director also provides valuable perspective and institutional knowledge to the Board's discussions and actions. He is considered to provide "thought leadership" in the Strategy Development and Execution, Accounting, Finance and Investment Management and Operational Focus competency categories.

CORPORATE GOVERNANCE

        We are committed to the principles of good corporate governance. Lawful and ethical business conduct is required at all times from our directors, officers and employees. Our business, property and affairs are managed under the direction of our Board, in accordance with Missouri General and Business Corporation Law and our Articles of Incorporation and By-laws. Although directors are not involved in the day-to-day operating details, they are informed of our business through written reports and documents regularly provided to them. In addition, directors receive operating, financial and other reports by the Chairman and other officers at Board and Committee meetings. We have described below certain key corporate governance and ethics policies and practices which we have adopted to manage the Company. We believe these policies and practices are consistent with our commitments to good corporate governance, ethical business practices and the best interests of our shareholders.

        Board Attendance at Annual Meeting.    All directors are expected to attend the Annual Meeting. All directors were present at the 2011 annual meeting.

        Board Leadership Structure.    The Board has used a Lead Director plus Chairman and Chief Executive Officer structure since 2003. During this time, Mr. Chesser has been Chairman of the Board and Chief Executive Officer, and Mr. West has been Lead Director. The Board has delegated oversight, monitoring and other responsibilities to its standing committees, as described in the Company's By-laws and in the applicable Committee charters, subject to the Board's continuing general oversight and monitoring. Except for the Executive Committee, the chairs of the standing committees are independent members of the Board.

        As described in the Company's By-laws and the Corporate Governance Guidelines, the Lead Director is an independent director elected annually by the independent members of the Board. The Lead Director is responsible for (i) presiding over meetings of the independent members of the Board; (ii) working with the Chief Executive Officer and Chairman of the Board to establish Board meeting agendas; (iii) coordinating communication between the independent members of the Board and management; and (iv) other duties as the Board may delegate. The Lead Director is also available for discussion with individual directors regarding key issues, individual performance, or any other matters relating to enhanced Board effectiveness.

        The Board believes that this structure has been an appropriate corporate governance structure for the Company, given each role's responsibilities, and the leadership, experience and other qualities of the independent members of the Board and the particular persons occupying these roles. As implemented by the Company, the combined Chairman of the Board and Chief Executive Officer role focused the accountability and responsibility of achieving the Company's objectives, and the Lead Director role provided the independent members of the Board with effective Board leadership, oversight and monitoring of the Company and its management.

        Board Oversight of Risk Management.    As described in our Corporate Governance Guidelines, the Board oversees the Company's annual risk assessment and mitigation plans. The Board has delegated specific risk oversight responsibility to its Committees, as summarized below and as described in those Committees' charters. The Governance Committee is charged with ensuring that the Board and its Committees are effectively executing their respective risk governance roles. The chair of each Committee reports on Committee activities to the full Board at each meeting. Each member serves on at least two Board Committees, and members may attend any other Committee's meeting (except non-independent members cannot attend executive sessions). This structure facilitates broad communication, monitoring and oversight of risks at the Committee level.

        The full Board receives updates on significant events and the status of, and changes in, the risks or mitigation plans. In addition to these Board and Committee risk management oversight processes, Company management makes presentations focusing in-depth on one or more significant risk areas and the Company's corresponding mitigation plans and activities at each regularly scheduled Board meeting. The current roles of the Board and Committees in risk oversight were inherent in, or integrated into, the existing Board governance framework with no effect on the Board's leadership structure.

        Meetings of the Board.    The Board held six meetings in 2011. Each of our directors attended at least 80 percent of the aggregate number of meetings of the Board and Committees to which he or she was assigned. The independent members of the Board also held regularly scheduled executive sessions, presided over by Mr. West, as Lead Director, with no members of management present.

        The following table identifies the current Board members and the committees on which they serve:

Name	Audit	Compensation and Development	Governance	Executive

David L. Bodde	X	X

Michael J. Chesser				Chairman

Randall C. Ferguson, Jr.	X		X

Gary D. Forsee	Chairman	X		X

Thomas D. Hyde	X		X

James A. Mitchell		X	Chairman	X

William C. Nelson		Chairman	X	X

John J. Sherman	X	X

Linda H. Talbott		X	X

Robert H. West	X	X	X	X

Number of Meetings Held in 2011	7	6	5	0

        Mr. Bassham does not currently serve on any committees of the Board.

        Committees of the Board.    The Board's four standing committees are described below.

          Executive Committee— exercises the full power and authority of the Board to the extent permitted by Missouri law. The Committee generally meets when action is necessary between scheduled Board meetings. The Committee's current members are Messrs. Chesser (Chairman), Forsee, Mitchell, Nelson and West.

          The Committee did not meet in 2011.

          Audit Committee— oversees the auditing, accounting and financial reporting of the Company including:

    •
    monitoring the integrity of the Company's financial statements including the reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance;

    •
    reviewing the independence, qualifications and performance of the Company's independent auditors and the Audit Services department;

    •
    providing an avenue of communication among the independent auditors, management, the Audit Services department and the Board; and

    •
    preparing all reports and other disclosures required of the Audit Committee by the SEC for inclusion in the Company's proxy statement.

        The Committee's current members are Messrs. Forsee (Chairman), Ferguson, Hyde, Sherman, and West, and Dr. Bodde. All members of the Audit Committee are "independent," as defined for audit committee members by the NYSE listing standards. The Board identified Messrs. Forsee, Hyde, Sherman and West as independent "audit committee financial experts" as that term is defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

        The Committee held seven meetings in 2011.

        In 2011, upon the request of the Audit Committee Chairman, the Lead Director created an ad hoc committee, consisting solely of independent members of the Board, to review, sort and summarize information and communications for the Audit Committee with respect to certain financing matters. The ad hoc committee met one time in 2011. The ad hoc committee did not assume any of the duties or responsibilities of the Audit Committee or the full Board.

          Compensation and Development Committee— reviews and assists the Board in overseeing compensation and development matters including:

    •
    discharging the Board's responsibilities relating to compensation of the Company's officers and directors;

    •
    establishing an overall compensation philosophy of the Company that aligns the interests of directors and officers with the interests of the Company's shareholders;

    •
    evaluating and recommending for approval by the independent members of the Board all compensation of officers, including base salaries, incentives, and other compensation and benefit programs;

    •
    ensuring the development of existing and emerging executive talent within the organization; and

    •
    reviewing and discussing preparation of the Compensation Discussion and Analysis ("CD&A") with management and preparing the required Committee report, monitoring disclosure regarding compensation matters in the Company's SEC filings and recommending whether the CD&A should be included in the Company's proxy statement or annual report on Form 10-K.

          The Committee's current members are Messrs. Nelson (Chairman), Forsee, Mitchell, Sherman, and West and Drs. Bodde and Talbott. The Committee held six meetings in 2011. In accordance with the Company's Governance Guidelines, because Mr. Nelson will have reached the mandatory retirement age for Company directors by the annual meeting date, the Governance Committee did not nominate Mr. Nelson for re-election to the Board. As a result, a new Committee Chairman will be appointed by the Board in May 2012.

          The processes and procedures for considering and determining executive compensation, including the Committee's authority and role in the process, its delegation of authority to others, and the roles of our executive officers and third-party executive compensation consultants are described in the "Compensation Discussion and Analysis" section starting on page 24.

          Governance Committee— reviews and assists the Board with all corporate governance matters including:

    •
    ensuring the Board monitors the effectiveness of the corporate governance of the Company and its subsidiaries;

    •
    developing, recommending and monitoring a set of appropriate corporate governance principles applicable to the Company;

    •
    ensuring the identification and recommendation to the independent directors of the Board individuals qualified to become board members;

    •
    proactively identifying and, as appropriate, adopting governance best practices relating to effective processes for Board evaluation; and

    •
    monitoring the effectiveness of the Company's social responsibility program in meeting community and environmental stewardship needs in supporting the Company's business goals and strategic intent.

          The Committee's current members are Messrs. Mitchell (Chairman), Ferguson, Hyde, Nelson, and West and Dr. Talbott. The Committee held five meetings in 2011.

        Corporate Governance Guidelines, Committee Charters and Code of Ethical Business Conduct.    The Board has adopted written Corporate Governance Guidelines to assist the Board and its Committees in carrying out their responsibilities. Each of the Executive, Audit, Compensation and Development, and Governance Committees has a written charter that describes its purposes, responsibilities, operations and reporting to the Board. The Corporate Governance Guidelines and Committee charters provide a clear view of how the Board and its Committees function.

        Lawful and ethical business conduct is required at all times. Our Board has adopted a Code of Ethical Business Conduct (the "Code"), which applies to our directors, officers and employees. Although the Code is designed to apply directly to our directors, officers and employees, we expect all parties who work on behalf of the Company to embrace the spirit of the Code. The Code is one part of our process to ensure lawful and ethical business conduct throughout the Company; other parts of the process include policies and procedures, compliance monitoring and reporting, and annual training on various areas of the law and the Code. We established the toll-free "ConcernsLine" years ago. The ConcernsLine is independently administered and is available 24 hours a day, every day, for the confidential and anonymous reporting of concerns and complaints by anyone inside or outside the Company. The ConcernsLine number is listed in our Code.

        Our Corporate Governance Guidelines, Committee charters and the Code are available on the Company's website at www.greatplainsenergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Great Plains Energy Incorporated, 1200 Main Street, Kansas City, MO 64105. The Company intends to disclose any changes in or waivers from the Code by posting such information on its website or by filing a Form 8-K.

DIRECTOR INDEPENDENCE

        Our Corporate Governance Guidelines require that a majority of our directors be independent as determined in accordance with the NYSE listing standards, as well as other independence standards that the Board may adopt. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted Director Qualification Standards, which are contained in the Company's Corporate Governance Guidelines, to assist it in making director independence determinations. Our Corporate Governance Guidelines are available on our website, www.greatplainsenergy.com. Our Director Qualification Standards conform to the NYSE objective independence standards.

        With the assistance of legal counsel to the Company, the Governance Committee reviewed the applicable legal standards for Board and Committee member independence and the Director Qualification Standards. The Governance Committee also reviewed an analysis of the information provided by each director in the annual questionnaire, and a report of transactions between the Company and director-affiliated entities. The Governance Committee reported its independence determination recommendations to the full Board, and the Board has made its independence determinations based on the Governance Committee's report and the supporting information. In making its independence determinations, the Board considered all commercial, charitable and other transactions and relationships between the Company and its subsidiaries, on the one hand, and the directors and their immediate family members, on the other hand, that were disclosed in the annual questionnaire. None of the identified transactions were considered "related party" transactions required to be disclosed in this proxy statement.

        Based on this review, the Board affirmatively determined at its February 2012 meeting that the following directors (who are also nominees for directors at our Annual Meeting, excluding Mr. Nelson) are independent under the director qualification standards:

David L. Bodde	Thomas D. Hyde	John J. Sherman
Randall C. Ferguson, Jr.	James A. Mitchell	Linda H. Talbott
Gary D. Forsee	William C. Nelson	Robert H. West

Only independent directors are members of our Audit, Compensation and Development, and Governance Committees. All members of our Audit Committee also meet the additional NYSE and SEC independence requirements.

        The Board determined that Messrs. Chesser and Bassham are not independent under the Director Qualification Standards, because they are executive officers of the Company.

        With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

        From time to time during the past three years, the Company engaged in ordinary course business transactions with various companies with which certain directors or their immediate family members were or are affiliated, either as members of such companies' board of directors or trustees, in the case of Dr. Bodde and Messrs. Ferguson, Forsee, Hyde, Nelson, Sherman, and West, or as officers or employees, in the case of Messrs. Ferguson, Forsee and Nelson. The Board reviewed all transactions with each of these entities and found that all of these transactions were made in the ordinary course of business and were below the thresholds set forth in our Director Qualification Standards. In addition, the Company made donations to certain institutions with which certain directors or their immediate family members, including Dr. Talbott and Messrs. Ferguson, Forsee, Hyde, Nelson, Sherman and West, are affiliated. All of the contributions were below the thresholds set forth in our Director Qualification Standards.

        In addition to the above matters, the Board considered the fact that our regulated electric utility subsidiaries provide retail electric service to the directors and their immediate family members who are in our utility subsidiaries' service territories.

RELATED PARTY TRANSACTIONS

        The Governance Committee has established written policies and procedures for review and approval of transactions between the Company and related parties. If a potential related party transaction directly or indirectly involves a member of the Governance Committee (or an immediate family member of such member), the remaining Governance Committee members will conduct the review. In evaluating a related party transaction involving a director, executive officer, holder of more than 5 percent of our voting stock, or any member of the immediate family of any of the foregoing persons, the Governance Committee considers, among other factors:

  •
  the benefits to the Company associated with the transaction and whether comparable or alternative goods or services are available to the Company from unrelated parties;

  •
  the nature of the transaction and the costs to be incurred by the Company or payment to be made to the Company;

  •
  the terms of the transaction, including the goods or services provided by or to the related party;

  •
  the significance of the transaction to the Company and to the related party; and

  •
  whether the related party transaction is in the best interest of the Company.

        Each year, each director and officer completes a questionnaire that requires disclosure of any transaction with the Company in which they, or any member of their immediate family, has a direct or indirect material interest. The questionnaire also requires disclosure of relationships that the director or officer, and the members of his or her immediate family, have with other entities. Directors and officers are also required to notify the Corporate Secretary or Assistant Secretary when there are any changes to the previously reported information.

        The Corporate Secretary's Office and the Company's legal staff are primarily responsible for the development and implementation of procedures and controls to obtain information from the Company's directors and officers regarding related party transactions and relationships and determining, based upon the facts and circumstances, including a review of Company records, whether the Company or a related party has a direct or indirect material interest in a transaction. The Company then provides the results of its evaluation to the Governance Committee and Board for their use in determining director independence and related party disclosure obligations. Please see the section titled "Director Independence" starting on page 17 for a discussion of the Board's process for determining director independence.

        The Governance Committee's policies provide that certain types of related party transactions are permitted without prior approval of the Governance Committee, even if the aggregate amount involved will exceed $120,000, including but not limited to:

  •
  where the transaction is one where the rates or charges are determined by competitive bids and the transaction was the lowest bid;

  •
  tariffed retail electric services provided by the Company;

  •
  transactions where the party's interest arises only from his or her position as a director of the other party;

  •
  transactions with another entity in which the party's only relationship is as an employee (other than an executive officer);

  •
  if the aggregate amount involved does not exceed the greater of $1 million or 2 percent of that entity's consolidated gross revenues;

  •
  any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a party's only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved is less than the greater of $1 million or 2 percent of the organization's total annual charitable receipts;

  •
  transactions involving common or contract carrier services at rates fixed in conformity with law or governmental authority; and

  •
  transactions (other than loans by the Company) available to all employees generally.

        To receive Governance Committee approval, related party transactions must have a Company business purpose and be on terms that are fair and reasonable to the Company, or as favorable to the Company as would be available from non-related entities in comparable transactions. The Governance Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

        On February 3, 2011, The Bank of New York Mellon Corporation ("BNYM") and affiliated reporting persons filed a Schedule 13G regarding ownership of our common stock. This was the first Schedule 13G filed by BNYM or any of their affiliates, regarding our common stock. The Schedule 13G stated that the reporting persons collectively held 6.30 percent of our common stock as of December 31, 2010. On August 9, 2011, BNYM filed an Amendment to its Schedule 13G stating that the reporting persons collectively held 4.49 percent at July 31, 2011.

        The Company has various relationships and transactions with BNYM, which is a lender under all three of the Company's outstanding revolving credit agreements, with a maximum aggregate commitment of $75 million. BNYM's portion of the largest amount of borrowings under these three revolving credit agreements at any time during 2011 was $13.4 million. As of March 1, 2012, BNYM's portion of the outstanding borrowings under the three revolving credit agreements was $1.7 million. In 2011, the Company paid approximately $197,000 in interest to BNYM, and approximately $525,000 in letter of credit, commitment and other fees associated with these credit agreements.

        BNYM, or one of its affiliates, is the trustee under indentures associated with all of Great Plains Energy's long-term debt and all of KCP&L's unsecured long-term debt, and is the trustee of KCP&L's nuclear decommissioning trust. BNYM, or one of its affiliates, acts as purchase contract agent, collateral agent, custodial agent and securities intermediary related to Great Plains Energy's outstanding Equity Units, as agent under Great Plains Energy's common stock sales agency and financing agreement, and as exchange agent associated with the 2008 acquisition of GMO. In 2011, the Company paid approximately $126,000 in fees related to these services.

        The Governance Committee ratified these existing relationships and transactions, pursuant to its policies and procedures. In making this decision, the Governance Committee considered relevant facts and circumstances, including: these relationships and transactions were established well before the filing of the initial Schedule 13G; no director or officer reported any relationship with BNYM or its affiliates; the relationships and transactions were entered into on an arms-length basis; and it would be in the Company's best interests to continue these relationships and transactions rather than attempting to replace BNYM.

        BNYM also served as an underwriter and co-manager in connection with a $400 million senior note offering by KCP&L in September of 2011. As co-manager, BNYM was paid an underwriting fee of $280,000. Such transaction was approved by the Governance Committee.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation and Development Committee is or was an officer or employee of Great Plains Energy or its subsidiaries. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Development Committee was also an executive officer.

BOARD POLICY REGARDING COMMUNICATIONS

        The Company has a process for communicating with the Board. Communications from interested parties to the non-management members of the Board can be directed to:

    Chairman, Governance Committee
    Great Plains Energy Incorporated
    1200 Main Street
    Kansas City, MO 64105
    Attn: Corporate Secretary

        All communications will be forwarded directly to the chairman of the Governance Committee to be handled on behalf of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

        The following tables show, as of February 10, 2012, beneficial ownership of Company common stock by (i) each named executive officer ("NEO"), (ii) each director, (iii) all directors and executive officers as a group, and (iv) each shareholder who the Company knows is a beneficial owner of more than 5 percent of the outstanding shares of the Company's common stock (based on SEC filings). The total of all shares owned by directors and executive officers represents less than 1 percent of our outstanding shares. Our management has no knowledge of any person (as defined by the SEC) who owns beneficially more than 5 percent of our common stock, except as described below. Except as noted below, the Company believes that the persons listed in the tables below have sole voting and investment power with respect to the securities listed.

Security Ownership of Directors and Executive Officers

Name (a)	Beneficially Owned Shares (#) (b)	Vested Stock Options and Options that Vest Within 60 Days (#) (c)	Share Equivalents to be Settled in Stock (1) (#) (d)	Total Share Interest (#) (e)

Named Executive Officers

Michael J. Chesser	243,202 (2)	—	—	243,202

Terry Bassham	110,853 (3)	—	—	110,853

James C. Shay	43,778 (4)	—	—	43,778

Scott H. Heidtbrink	41,516 (5)	—	—	41,516

Heather A. Humphrey	9,538 (6)	—	—	9,538

William H. Downey	137,984 (7)	—	—	137,984

Non-Management Directors

David L. Bodde	17,237 (8)	—	11,281	28,518

Randall C. Ferguson, Jr.	7,602 (9)	—	11,281	18,883

Gary D. Forsee	3,500	—	9,107	12,607

Thomas D. Hyde	2,010	—	—	2,010

James A. Mitchell	20,821	—	—	20,821

William C. Nelson	21,979 (10)	—	—	21,979

John J. Sherman	17,889	—	—	17,889

Linda H. Talbott	15,265	—	11,281	26,546

Robert H. West	13,143 (11)	—	11,281	24,424

All Great Plains Energy Directors and Executive Officers as a Group (20 persons)				868,634

(1)
The shares listed are for Director Deferred Share Units ("DSUs") through our Long-Term Incentive Plan ("LTIP") which will be settled in stock on a 1-for-1 basis upon the first January 31 following the last day of service on the Board.
(2)
The amount shown includes 67,215 restricted stock shares and 2,707 shares held in the 401(k) plan.
(3)
The amount shown includes 24,051 restricted stock shares.
(4)
The amount shown includes 38,778 restricted stock shares and 5,000 shares held in joint tenancy with Mr. Shay's spouse.
(5)
The amount shown includes 26,699 restricted stock shares and 2,395 shares held in the 401(k) plan.
(6)
The entire amount shown consists of restricted stock shares.

(7)
The amount shown includes 6,508 restricted stock shares and 3,626 shares held in the 401(k) plan.
(8)
All 17,237 shares are held in joint tenancy with Dr. Bodde's spouse.
(9)
The amount shown includes 5,743 shares held in joint tenancy with Mr. Ferguson's spouse.
(10)
The amount shown includes 62 shares reported and held by Mr. Nelson's spouse. Mr. Nelson disclaims beneficial ownership of such shares. Mr. Nelson also holds 1,000 of our Equity Units (0.02 percent of the total outstanding Equity Units). Each Equity Unit consists of a purchase contract and a 5 percent undivided beneficial ownership interest in a $1,000 principal amount of a 10 percent subordinated note due 2042. The purchase contract obligates Mr. Nelson to purchase, and the Company to sell, on June 15, 2012, for $50.00 in cash, a number of newly issued shares of common stock equal to the "settlement value". The settlement value is calculated as follows: (a) if the applicable market value of our common stock is equal to or greater than $16.80 per share, the settlement rate will be 2.9762 shares of common stock; (b) if the applicable market value of our common stock is less than $16.80 but greater than $14.00, the settlement rate will be the number of shares of common stock equal to $50.00, divided by the applicable market value; and (c) if the applicable market value of our common stock is less than or equal to $14.00, the settlement rate will be 3.5714 shares. The applicable market value is the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. Consequently, the number of shares to be delivered on June 15, 2012, cannot be determined at this time.
(11)
The amount shown includes 492 shares indirectly held in a trust with Mr. West's spouse, and 1,000 shares reported and held by Mr. West's spouse. Mr. West disclaims beneficial ownership of the 1,000 shares reported and held by his spouse.

Beneficial Ownership of 5 Percent or More

Name and Address of Beneficial Owner	Beneficial Ownership of Common Stock (Based on Schedule 13G Filing)	Percentage of Common Shares Outstanding

BlackRock Inc. 40 East 52 nd Street New York, NY 10022	6,833,276	5.0

        The information in the preceding table and in this paragraph is taken entirely from the Schedule 13G filed by BlackRock Inc. ("BlackRock") and its affiliated reporting persons on February 9, 2012. The BlackRock Schedule 13G states that the reporting persons collectively have beneficial ownership of 6,833,276 of our shares as to which they hold sole voting and dispositive power. The percentage is based on approximately 136,161,064 shares of our common stock outstanding as of February 21, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and persons owning more than 10 percent of our common stock, to file reports of holdings and transactions in our common stock with the SEC. Based upon our records, we believe that all required reports for 2011 have been timely filed.

DIRECTOR COMPENSATION

        We compensate our non-employee directors as summarized below. Messrs. Chesser and Bassham are officers of the Company, and do not receive compensation for their service on the Board. We paid non-employee directors an annual retainer of $90,000 in 2011. Of this amount, $35,000 was in cash, and $55,000 was in common stock (valued on the grant date and rounded to the next highest whole share) through our LTIP. Our Lead Director received an additional annual retainer of $20,000, and the chairs of the Board's Audit, Compensation and Development, and Governance Committees received an additional annual retainer of $10,000, $5,000 and $5,000, respectively. In addition, the Advising Director on Social Responsibility received a fee of $1,500 in 2011, which is 50 percent of the annual $3,000 amount. Attendance fees of $1,500 for each Board meeting and $1,500 for each committee and ad hoc committee meeting attended were also paid in 2011. Directors may defer the receipt of all or part of the cash retainer and meeting fees through our non-qualified deferred compensation plan, and may also defer the receipt of all or part of the equity retainer through issuance of DSUs under the LTIP. Directors must make their deferral elections prior to the year in which such compensation would be paid. The number of DSUs granted is equal to the number of shares of common stock that otherwise would have been payable to the director. As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs held on that date. DSUs will be converted into an equal amount of shares of common stock on the January 31 next following the date the director's service on the Board terminates. The number of whole shares will be distributed to the director, with any fractional share paid in cash (using the closing price of our common stock as of the preceding business day).

        We offer life and medical insurance coverage to only the current non-employee directors who were first appointed before May 1, 2006, and their families. The aggregate premium paid by us for this coverage in 2011 was $47,280. We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings. In 2011, we also paid the expenses incurred by directors' spouses in accompanying the directors to one Board meeting, and we may continue to do so in future years. We also match on a two-for-one basis up to $5,000 per year (which would result in up to a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our generation and service communities.

        The following table outlines all compensation paid to our non-employee directors in 2011. We have omitted the columns titled "Option awards" and "Non-equity incentive plan compensation" because our non-employee directors did not receive any in 2011.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash (2) ($) (b)	Stock Awards (3) ($) (c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($) (f)	All Other Compensation (5) ($) (g)	Total ($) (h)

Dr. Bodde	63,500	55,037	76,629	1,804	196,970

Mr. Ferguson (1)	62,000	55,037	—	39,326	156,363

Mr. Forsee	75,000	55,037	9,366	10,304	149,707

Mr. Hyde	42,750	41,293	793	2,000	86,836

Mr. Mitchell (1)	64,000	55,037	—	2,076	121,113

Mr. Nelson	68,500	55,037	—	9,431	132,968

Mr. Sherman	59,000	55,037	—	—	114,037

Dr. Talbott	62,000	55,037	4,168	20,582	141,787

Mr. West	92,500	55,037	56,847	15,847	220,231

(1)
Due to an administrative error, Mr. Ferguson was overpaid $1,500 for one Board meeting, and Mr. Mitchell was underpaid $1,500 for one Governance Committee meeting.
(2)
The amounts shown include cash retainers of $35,000, attendance fees of $1,500 for each Board and Committee meeting attended, and additional retainers for Mr. West ($20,000), as Lead Director, and Messrs. Forsee ($10,000), Nelson ($5,000) and Mitchell ($5,000) as Committee chairs and Dr. Talbott ($1,500) as Advising Director for Corporate Social Responsibility.
(3)
The amounts shown in this column are the aggregate grant date fair values of Director Shares and DSUs granted during 2011 computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The value of shares credited on DSUs (because of dividends paid on common stock) is factored into the grant date fair value, and thus is not included in the "All Other Compensation" column. The DSUs are not subject to any service-based vesting conditions. As of December 31, 2011, Messrs. Ferguson and West, and Drs. Talbott and Bodde each held an aggregate of 11,281 DSUs, and Mr. Forsee held an aggregate of 9,107 DSUs (including shares credited on account of dividends paid on common stock).
(4)
The amounts shown represent the above-market earnings during 2011 on nonqualified deferred compensation.
(5)
The amounts shown consist of, as applicable for each director, matched charitable contributions, spousal travel to one Board meeting, and premiums for life insurance and health insurance. The matched charitable contributions reported in this column are: Dr. Bodde, $400; Mr. Ferguson, $10,000; Mr. Forsee, $10,000; Mr. Hyde, $2,000; Mr. Mitchell, $2,000; Mr. Nelson, $9,355; Dr. Talbott, $10,000 and Mr. West, $4,200. The Company paid $27,802 during 2011 for life and health insurance for Mr. Ferguson. As permitted by SEC rules, we excluded from the table other perquisites and personal benefits for any director where the total value was less than $10,000.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We are a public utility holding company, and our financial performance is driven by the performance of our two electric utility subsidiaries, Kansas City Power & Light Company ("KCP&L") and KCP&L Greater Missouri Operations Company ("GMO"). Both subsidiaries are integrated electric utilities; that is, they generate, transmit and distribute electricity to their customers. KCP&L serves retail and wholesale customers in parts of Missouri and Kansas; GMO serves retail customers in parts of Missouri.

        Our compensation philosophy and decisions, which we explain below, are directly tied to our utility business. Our business is capital-intensive and subject to extensive and dynamic utility and environmental regulation. We operate in a technological environment that is complex and evolving. Our retail customer service areas and rates are fixed by the Missouri and Kansas utility commissions, which means that our financial health and growth potential are directly tied to the communities we serve and the decisions of our regulatory commissions.

        This Compensation Discussion and Analysis ("CD&A") provides a comprehensive analysis of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our named executive officers ("NEOs") for 2011:

  •
  Michael J. Chesser, Chairman of the Board and Chief Executive Officer of Great Plains Energy, KCP&L and GMO;

  •
  Terry Bassham, President and Chief Operating Officer of Great Plains Energy, KCP&L and GMO and former Executive Vice President—Utility Operations of KCP&L and GMO;

  •
  James C. Shay, Senior Vice President—Finance and Strategic Development and Chief Financial Officer of Great Plains Energy, KCP&L and GMO;

  •
  Scott H. Heidtbrink, Senior Vice President—Supply of KCP&L and GMO;

  •
  Heather A. Humphrey, Senior Vice President—Human Resources and General Counsel of Great Plains Energy, KCP&L and GMO; and

  •
  William H. Downey, former President and Chief Operating Officer of Great Plains Energy, KCP&L and GMO.

        Mr. Downey retired effective as of August 31, 2011; however, he continued to serve as a consultant to the Company until December 31, 2011.

Opportunity for Shareholder Feedback

        Shareholders have the opportunity to approve, on a non-binding and advisory basis, the compensation of our NEOs as disclosed in this proxy statement. Proposal 2 of this proxy statement seeks your advisory vote on a resolution approving the 2011 compensation of our NEOs. You should read this CD&A section of the proxy statement in conjunction with the section entitled "Advisory Vote on Executive Compensation," starting on page 64, because it contains information that is relevant to your vote on Proposal 2.

Executive Summary of 2011 Compensation Decisions

2011 Compensation Performance Focus and Achievements

        Our 2011 compensation decisions continued to be focused on pay for performance—the achievement of interrelated short-term and long-term objectives critical to our operations and financial health and growth. We successfully navigated through many challenges and surpassed many of our objectives, as we discuss in the following paragraphs. Our performance highlights include:

✓
Constructive rate case outcomes

        A significant achievement in 2011 was the completion of KCP&L's and GMO's Missouri rate cases, where the Missouri Public Service Commission unanimously determined that only 1 percent of Iatan 2 projects costs should be disallowed from our rate base. As a result, the Company's utilities were awarded a combined annual rate increase of $100 million.

✓
Delivering quality service to our customers and maintaining our customer satisfaction ratings and reliability

        KCP&L was rated Tier 1 among Midwest Large utilities in J.D. Power and Associates' 2011 Electric Utility Residential Satisfaction Study, making it the third year in a row KCP&L was rated Tier 1 for customer satisfaction for the residential segment. The Company also received, for the fifth straight year, the ReliabilityOne Best Performer Award for the Plains Region from the PA Consulting Group.

        The combined transmission and distribution System Average Interruption Duration Index ("SAIDI") for 2011 was 82.97 minutes, which was better than our 2011 target of 90.95 minutes. The Company managed 21 storms, the largest number in 11 years, including four Class IV storms and a summer storm that ranks as the second largest storm in KCP&L's history. The Company also successfully managed a tornado in a mid-sized town in our service territory.

✓
Focusing on achieving top tier performance of our generating fleet

        Our combined coal and nuclear fleet's equivalent availability factor ("EAF") in 2011 was 80 percent, and despite the impact from the Missouri River flooding, our coal fleet delivered an EAF of 81 percent which was the second best year of performance since 2007.

✓
Investing to continue to meet the generation needs of our region

        Federal and state agencies require us to comply with environmental and renewable mandates, and we have proactively responded to ensure we can continue to meet the generation needs of our region. To comply with these requirements, we began an environmental upgrade at our La Cygne Station, including selection of a contractor. The project ended the year slightly ahead of schedule and upon completion in 2015, 72 percent of our coal fleet will have emission-reducing scrubbers installed. In addition, we requested and received a predetermination decision in Kansas on the rate treatment that will apply to the recovery of costs for our 50 percent ownership in the La Cygne Station for this environmental retrofit project.

        In 2011, we also added approximately 331 MWs of wind generation capacity to our energy portfolio through three purchase power agreements. When the projects are completed in 2012, we will have substantially met our renewable portfolio standard requirements in Missouri and Kansas.

✓
Successfully streamlining our business and improved field communications

        In 2011, we successfully introduced a number of initiatives designed to streamline our business and improve field communications. For example, we are expecting significant savings from our Supply Chain Transformation initiative over the next five years and our One Mobile program will combine 48 processes into one communication system used throughout our distribution field operations.

✓
Providing assistance in connection with severe weather events

        In 2011, we provided assistance to other utilities that experienced severe weather events, including the EF-5 tornado that impacted Joplin, Missouri, and Hurricane Irene, which devastated areas along the East Coast.

2011 Compensation Decisions

        The Compensation and Development Committee (the "Committee") and Board considered the challenges and objectives described above and made the following key compensation decisions:

  •
  Balanced Mix of Compensation Elements.  As in prior years, the Committee and Board established a mix of short-term and long-term compensation elements that reflected financial and operational goals, and encouraged overall balanced performance supporting sustainable shareholder value. The charts below show the target and actual pay mix of 2011 direct compensation elements (base salary, annual performance award earned, and equity compensation awards at target performance) set out in the Summary Compensation Table on page 48 for each of our NEOs, except Mr. Downey.

Target Compensation Mix

 Actual Compensation Mix

  The compensation of each NEO also includes retirement benefits, generally available employee benefits, deferred compensation benefits and perquisites, as well as post-termination compensation.

  •
  Limited Salary Increases in 2011.  With the exception of Messrs. Bassham and Heidtbrink, there were no salary increases for our NEOs in 2011. Effective May 3, 2011, Mr. Bassham received a salary increase in connection with his appointment as President and Chief Operating Officer. For 2011, Mr. Heidtbrink received an increase in recognition of his superior performance, as well as to move his base salary closer to the market median. Please see the base salary discussion starting on page 34 for additional detail.

  •
  Annual and Long-Term Performance Awards Tied to Achievement of Critical Objectives.  A significant portion of our NEO compensation is tied to our short-term and long-term financial and operational performance, as well as individual performance, to align compensation with shareholder and customer interests.

  For 2011, our annual performance objectives and achievements were:

2011 Annual Performance Objectives	Achievement (1) (Percent of Target)

Non-fuel O&M	0.0

Base Capital Expense	100.0

Earnings Per Share	0.0

System Average Interruption Duration Index	200.0

Equivalent availability of our coal and nuclear generation	0.0 (1)

Safety (OSHA incident rate)	79.0

Customer Satisfaction (J.D. Power Customer Satisfaction Index—Residential)	100.0

Individual performance	Varies

(1)
Due to flooding along the Missouri River, certain of the Company's coal plants were not able to operate at full load for 2011. As a result, management moved two 2012 maintenance outages to 2011, which adversely impacted the Company's equivalent availability for 2011. As a result, the Committee adjusted the actual performance result for the equivalent availability performance objective to 81.7 percent which resulted in 70 percent achievement for this objective. The Committee also adjusted the non-fuel O&M and earnings per share objectives, but such adjustments did not impact the payout percentages to our NEOs. A more complete discussion of these adjustments starts on page 36.

  Despite a very challenging economic environment and significant operational challenges resulting from a record year of storms and flooding, we achieved some of our target goals. A discussion of the actual results of each objective starts on page 36. Based on this overall below-target performance, the following 2011 annual performance awards were paid to our NEOs:

Name	2011 Annual Performance Award At Target (Percent of Annual Base Salary)	2011 Actual Award Paid (Percent of Annual Base Salary)	2011 Actual Award Paid ($)

Mr. Chesser	100	80.9	647,200

Mr. Bassham (1)	70	54.0	239,422

Mr. Shay	60	48.5	182,025

Mr. Heidtbrink	50	44.5	140,018

Ms. Humphrey	50	40.5	121,350

Mr. Downey (2)	70	52.4	267,393

(1)
On May 3, 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, his annual incentive award target increased, on a prorated basis, from 60 percent to 70 percent.
(2)
The percentage of annual base salary shown is calculated using Mr. Downey's annual base salary of $510,000, rather than the salary amount shown in the Summary Compensation Table.

        In 2011, we awarded a mix of performance shares (50 percent) and time-based restricted stock (50 percent) to retain and incentivize officers. The performance share objectives are:

2011-2013 Long-Term Performance Award Objectives	Weighting (Percent)

Funds from operations (FFO) to total adjusted debt in 2013	50

Total shareholder return (2011-2013 results compared to the EEI index of electric utilities)	50

        A detailed summary of the 2011 awards to each officer starts on page 41. The payment of these awards will occur in 2014 based on the level of achievement of the objectives listed above.

        We entered into a retirement and consulting agreement with Mr. Downey, as explained on pages 46 and 51.

Compensation Governance Practices

        The Committee is committed to high standards of corporate governance, as it works to establish an overall compensation program that aligns the interests of directors and officers with the Company's shareholders. The Committee ties compensation to the achievement of performance goals, using key compensation governance practices including:

  •
  Committee Structure.  The Committee is solely comprised of independent directors, and the Committee retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program. Mercer is retained directly by the Committee.

  •
  Stock Ownership Guidelines.  We have significant stock ownership and holding guidelines for all of our executive officers. Our CEO must hold a level of at least five times base salary. Other executive officers must hold either three or four times their respective base salaries.

  •
  Clawback Policy.  We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company's financial statements for a period of up to three years.

  •
  Risk Assessment of Compensation Plans.  We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

  •
  Severance Benefit Triggers.  Our Change in Control Severance Agreements have a "double trigger" and require both a change in control and termination of employment prior to the payment of severance benefits, if any; and

  •
  Anti-Hedging Policy.  Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities or pledging their securities as collateral for loans.

Compensation Philosophy and Objectives

        We seek to attract and retain highly qualified executives and establish a strong link between executive compensation and Company performance based on the achievement of target goals. The primary objectives of our compensation program are to:

  •
  Attract and Retain Executives.  Attract and retain highly qualified executive officers using a competitive pay package, with base salaries around the median level of comparable companies and opportunities for higher levels of compensation through time-based and performance-based incentives.

  •
  Pay for Performance.  Motivate executive officers to deliver a consistently high level of performance in the markets in which the Company operates, using incentives based on both short-term and long-term financial and operating results and individual components.

  •
  Reward Long-Term Growth and Sustained Profitability.  Align the economic interests of executive officers with those of our shareholders, by delivering a substantial portion of total compensation in the form of equity-based performance awards and time-based awards, based on incentive goals that, if achieved, are expected to increase total shareholder return over the long term and contribute to the long-term success of the Company.

  •
  Teamwork and Close Collaboration.  Reward performance that encourages teamwork and close collaboration among executives and drives efficiencies for the benefit of customers and shareholders.

  •
  Encourage Integrity and Ethics.  Reward performance that supports the Company's values by promoting and instilling a culture of integrity, business ethics, customer relations and community service.

Determination of Total Compensation

The Committee's Use of an Independent Compensation Consultant

        The Committee retains a separate independent compensation consultant to advise the Committee on executive and director compensation matters, assess the overall compensation program levels and elements and evaluate competitive compensation trends.

        The Committee retained Mercer to act as its independent compensation consultant in 2011. Mercer has served as the Committee's consultant since 2004. The Committee initially selected Mercer, following interviews with various consulting firms, based on Mercer's overall capabilities in the area of executive compensation. Mr. Michael Halloran is the Company's lead consultant who works with the Committee. Mr. Halloran is a Senior Partner at Mercer and has more than 25 years of experience in executive compensation.

        Mercer provides the Committee with a comprehensive review of the Company's executive compensation programs, including plan design and all executive benefit programs. Mercer performs a competitive review and analysis of base salary and variable components of pay, relative to survey market data and the Company's identified peer group. Mercer recommends to the Committee the peer group which might be used; the structure of plans; the market data which should be used as the basis of comparison for base salaries and incentive targets; and conducts comparisons and analyses of base and variable components. Mercer provides detailed information on base salaries, annual incentives, long-term incentives, and other specific aspects of executive compensation for each NEO, as well as Mercer's overall findings and recommendations. Comparisons of executive compensation are made to energy industry data, general industry data, and peer proxy data, as appropriate. However, Mercer neither determines, nor recommends, the amount of an executive's compensation.

        While the Committee retains the sole authority to select, retain, direct, or dismiss the executive compensation consultant, our Corporate Secretary works directly with the compensation consultant to provide information, coordination, and support. To assure independence, the Committee also pre-approves all other work unrelated to executive compensation proposed to be provided by Mercer, if the fees would be expected to exceed $10,000.

Role of Executive Officers

        While the Committee is responsible for approving and monitoring all compensation for the Company's executive officers, each year the CEO, Mr. Chesser, submits to the Committee a performance evaluation and compensation recommendation for each of the NEOs, other than himself. The performance evaluation is based on factors such as achievement of individual, departmental, and Company results, as well as an assessment of leadership accomplishments. The Committee reviews these recommendations and makes final recommendations for Board approval. Annual performance metrics and goals for incentive plans are also developed through a process in which management, including the CEO, develops preliminary recommendations that the Committee considers in the development of final recommendations for Board approval.

        While Mr. Chesser routinely attends meetings of the Committee, he is not a member and does not vote on Committee matters. Only members of the Committee may call Committee meetings. In addition, there are certain portions of Committee meetings when he is not present, such as when the Committee is in closed executive session or discusses his performance or individual compensation. Mr. Chesser's compensation levels and performance goals are recommended by the Committee for approval by the Board. The Committee also consulted Mercer in determining Mr. Chesser's compensation for 2011, as described above.

Role of Peer Group

        Mercer recommends for Committee consideration peer group candidates with a size and business mix similar to ours. Potential peer group companies are assessed using three criteria—annual revenues, market value and percentage of total revenues from regulated electric operations. From July 2010 through August 2011, our peer group consisted of 14 companies. In 2011, the Committee asked Mercer to review the existing peer group companies and assess potential additions and deletions to the peer group, using the three criteria described above. Mercer recommended that Allegheny Energy, Inc., DPL, Inc., and NSTAR Electric Company be removed from the peer group due to the fact that the companies have been or will be acquired or merged into other entities. As a result, Mercer recommended that Avista Corporation, Black Hills Corporation, and OGE Energy Corp. be added. The Committee reviewed Mercer's assessment, and concluded that the recommended changes should be made to our peer group. As a result, the companies in the peer group are:

Alliant Energy	NV Energy	TECO Energy Inc.
Avista Corporation	OGE Energy Corp.	Unisource Energy
Black Hills Corporation	Pinnacle West Capital	Westar Energy
Cleco	PNM Resources	Wisconsin Energy
IdaCorp	Portland General Electric

        When other surveys are used, Mercer conducts, where possible, regression analyses to adjust the compensation data for differences in the companies' revenues, allowing the Company to compare compensation levels to similarly-sized companies. Other surveys used by Mercer to assist in formulating its recommendations to the Company include the Mercer Energy Survey; Watson Wyatt Top Management Survey: Utilities Sector; Watson Wyatt Top Management Compensation Survey; Towers Perrin Energy Executive Survey; and the Mercer Executive Compensation Survey. The actual numbers of participants vary by survey and are too numerous to list. Survey details are generally viewed as proprietary by the survey sponsors.

  Committee Consideration of the Company's 2011 Shareholder Vote on Executive Compensation

        At our May 2011 Annual Meeting, more than 80 percent of our shareholders voting on the matter approved our 2010 executive compensation program. The Committee was pleased that a significant number of shareholders supported the proposal. The Committee believes this affirms the shareholders' support of the Company's approach to executive compensation, and the Committee did not change its approach in 2011. The Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions.

Summary and Analysis of Executive Compensation

        Consistent with prior years, the material elements of executive compensation are: (i) cash compensation in the form of base salaries, annual incentives, and, in certain instances, discretionary bonuses; (ii) equity compensation under our LTIP; (iii) retirement benefits; (iv) perquisites and generally available employee benefits; (v) deferred compensation; and (vi) post-termination compensation.

Compensation Component	Description	Objective

Cash Compensation
Base Salary

•

Fixed compensation that is reviewed annually taking into consideration peer compensation information, as well as individual performance.

•

Generally targeted at median (± 15 percent of) market salary.

•

Provide a fixed level of compensation that fairly considers job responsibilities, level of experience, internal comparisons and external and individual performance evaluations.

•

Attract and retain talent.

Annual Incentives under Annual Incentive Plan	• Variable compensation earned based on performance of pre-established annual goals.	• Reward the achievement of annual financial and operating goals, as well as individual goals that ultimately contribute to long-term value to shareholders and customers.

Discretionary Cash Bonuses	• Discretionary cash awards that are often payable in increments.	• Reward extraordinary individual performance and/or aid in retention. • Attract and retain talent.

Equity Compensation
Performance Shares and Restricted Stock Grants under the Long-Term Incentive Plan	• Performance shares that are paid based on achievement of three-year performance objectives and time-based restricted stock.

•

Motivate performance that creates long-term value to shareholders and customers.

•

Align the economic interests of participants with shareholders and customers by rewarding executives for financial and operational improvement.

•

Provide a competitive total package to attract and retain key executives.

Compensation Component	Description	Objective

Retirement Benefits
Pension Plan	• Funded, tax-qualified, noncontributory defined benefit plan for employees, including all NEOs.	• Provide a competitive total package to attract and retain key executives and other employees. • Provide some retirement income security in a tax efficient manner.

Supplemental Executive Retirement Plan	• An unfunded plan that provides additional retirement income to all executives, including NEOs.	• Provide a competitive total package to attract and retain key executives.

401(k) Plan	• Tax-qualified retirement savings plan provided to all employees, including NEOs.	• Provide retirement savings in a tax efficient manner. • Provide a competitive total package to attract and retain key executives and other employees.

Perquisites and generally available employee benefits

•

Provide a limited number of perquisites that are consistent with peer companies. Benefits include financial planning services; executive health physicals; a car allowance; memberships in clubs; and access to Company tickets for sporting events and other entertainment.

• Provide a competitive total package to attract and retain key talent.

Deferred Compensation
	• A non-qualified and unfunded plan that allows select employees, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the annual incentive plan.	• Provide savings in a tax efficient manner.

Compensation Component	Description	Objective

Post-Termination Compensation
Change in Control Severance Agreements	• Provide for payments and other benefits in event of (i) change in control and (ii) termination of employment.	• Encourage executives to act in the best interests of shareholders and customers. • Aid in recruitment and retention.

Employment-related Agreements	• Entered into at the time of employment that provide for payments in certain events of termination.	• Encourage executives to act in the best interests of shareholders and customers. • Aid in recruitment and retention.

Discretionary Severance-related Agreements	• Entered into at the time of executive resignation or retirement.	• Ensure smooth transition and release of claims.

1.
Cash Compensation

        Cash compensation to our NEOs includes (i) a market-competitive and performance-driven base salary; (ii) annual short-term incentive; and (iii) discretionary cash bonuses to selected NEOs. The Committee believes total compensation to be delivered in cash or cash opportunities will vary based on the NEO's position and individual performance and circumstance and that, in general, the level of cash opportunity should decrease in proportion to equity compensation as individuals move to higher levels of responsibility.

  Base Salary

        Base salaries are reviewed annually, and, if adjusted, made retroactive to the first of the year. The Committee considers performance evaluations and base salary recommendations submitted by Mr. Chesser for the NEOs, other than himself. Mr. Chesser's performance evaluation is conducted and salary recommendation is prepared by the Committee. Salary recommendations are not determined by formula, but instead take into consideration job responsibilities, level of experience, internal comparisons, comparisons to the salaries of executives in similar positions at similar companies obtained from market surveys, other competitive data and input provided by Mercer, and individual performance evaluations. Individual performance evaluations include major accomplishments during the performance period, as well as qualitative factors, including personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement.

        With the exception of Messrs. Bassham and Heidtbrink, the NEOs did not receive base salary increases in 2011. Effective May 3, 2011, Mr. Bassham received a 4.65 percent salary increase in connection with his appointment as President and Chief Operating Officer. Mr. Heidtbrink received an

18 percent salary increase in recognition of his superior performance, including his leadership in overseeing the successful construction and start-up of Iatan 2.

Name	2010 Base Salary	2011 Base Salary	Percentage Increase

Mr. Chesser	$800,000	$800,000	—

Mr. Bassham (1)	$430,000	$450,000	4.65

Mr. Shay	$375,000	$375,000	—

Mr. Heidtbrink	$267,000	$315,000	18

Ms. Humphrey (2)	$300,000	$300,000	—

Mr. Downey	$510,000	$510,000	—

(1)
On May 3, 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, Mr. Bassham's base salary was increased, on a prorated basis, from $430,000 to $450,000.
(2)
Reflects Ms. Humphrey's base salary upon her appointment as an officer of the Company in October 2010.

        The Committee's general goal is to set base salaries at around the median salary of individuals in comparable positions in companies of similar size within the industry. The base salary range for a position is ±15 percent of this market median or rate. Base salaries for officers are managed within this range. Differences in base salaries between the NEOs are primarily due to differences in job responsibilities and base compensation market levels. The responsibilities of our CEO span all aspects of the Company, and his base salary reflects this responsibility. In contrast, the responsibilities of the other NEOs are narrower in scope.

        For 2012, after consultation with our compensation consultant, the Committee increased the base salaries of all of our NEOs, except Mr. Chesser. Such increases were made for retention purposes and to ensure that each NEO's salary is within ±15 percent of the median salary of individuals in comparable positions in companies of similar size within the industry and in recognition of their superior performance. The 2012 base salaries of the NEOs are as follows:

Name	2012 Base Salary

Mr. Chesser	$800,000

Mr. Bassham	$495,000

Mr. Shay	$400,000

Mr. Heidtbrink	$340,000

Ms. Humphrey	$320,000

  Annual Incentives

        The Company's annual incentive plan for all officers is based upon a mix of Company-wide and business unit financial and operational metrics, as well as individual performance. In 2011, the Committee generally maintained the design of our previous years' plans. The Committee believes that our annual incentive plan continues to focus our entire organization on delivering key financial results and strategic business outcomes, and is clearly understood. Consistent with previous years, the Committee established performance metrics designed to reflect target levels in approved business plans which have an approximate 50 percent probability of achievement. The threshold and maximum levels are established to have approximately 80 percent and 20 percent probabilities of achievement, respectively. The Committee reviews management's recommendations of objectives and metrics, including a discussion of associated risks, and makes any revisions and then recommends the final objectives and metrics to the Board for its approval. In establishing final objectives and metrics, the Committee assures that:

  •
  incentives are aligned with the strategic goals set by the Board;

  •
  metrics are sufficiently ambitious so as to provide a meaningful improvement in performance, but strike an acceptable balance between risk and reward; and

  •
  incentive payments, assuming target levels are met, will be consistent with the overall compensation program established by the Committee.

        Consistent with prior years, the Committee developed, with input from Mercer and management, a structure for the annual incentive plan which provides financial objectives weighted at 40 percent; key business objectives weighted at 40 percent; and a discretionary individual performance component weighted at 20 percent. The 20 percent individual component includes, but is not limited to, a subjective review of the individual's personal leadership, engagement of employees, disciplined performance management, accountability for results, and community involvement. The Committee established target incentives for each NEO as a percentage of base pay, using survey data provided by Mercer for comparable positions and markets, as well as comparisons for internal equity. The basic structure of the annual incentive plan provides for 100 percent payout for target performance for each objective, with the estimation that this level of performance would be achieved most of the time. Fifty percent is payable at the threshold level of objective performance and 200 percent is payable at the maximum level of objective performance. Objective performance is extrapolated between performance levels. Performance which is less than threshold for an objective will result in a zero payment for that objective.

        After considering the performance metrics and results, the Committee recommends to the Board the final amount of the individual award, occasionally using its discretion as permitted under the terms of the annual incentive plan. The Committee retains the discretion to modify all components of the annual incentive plan at any time, and to determine the final amount of awards notwithstanding the achievement, or lack of achievement, of objectives. The Committee exercised this discretion in 2011 with respect to two financial components and one of the operational components. Some of the Company's coal plants were impacted by flooding along the Missouri River in 2011, which increased non-fuel O&M and decreased earnings per share. Additionally, these impacted coal plants were not operating at full load for 2011. As a result, management made the decision to move two 2012 maintenance outages to 2011, which adversely impacted the Company's coal fleet equivalent availability. As a result, the Committee adjusted the non-fuel O&M, earnings per share and equivalent availability-coal and nuclear components for the 2011 annual incentive plan. However, the adjustments to the financial components (non-fuel O&M and earnings per share) had no impact on the payout percentages for each NEO. There was one qualitative component under the plan: the individual performance component, weighted at 20 percent. This qualitative component has an inherent discretionary aspect due to the multitude of factors to be considered in the evaluation of performance. The 2011 annual incentive plan results are shown in the following table:

2011 Annual Incentive Plan Objectives	Weighting (Percent)	50% Payout Level	100% Payout Level	150% Payout Level	200% Payout Level	Actual Performance Result (1)	Payout Percentage (1)

Non-fuel O&M	10	n/a	$627.4M	n/a	n/a	$660.9M	0.0%

Base Capital Expense	10	n/a	$289.8M	n/a	n/a	$267.7M	10.0%

Earnings per share	20	$1.40	$1.47	$1.54	$1.60	$1.25	0.0%

System Average Interruption Duration Index (SAIDI)	10	107.00 minutes	90.95 minutes	86.00 minutes	84.00 minutes	82.97 minutes	20.0%

% equivalent availability—coal and nuclear	10	80.6%	83.3%	84.1%	85.0%	80.0%	0.0%

OSHA incident rate	10	2.49	1.99	1.69	1.49	2.20	7.9%

J.D. Power Customer Satisfaction Index—residential	10	Bottom Half Tier 2	Top Half Tier 2	Bottom Half Tier 1	Top Half Tier 1	Top Half Tier 2	10.0%

Subtotal							47.9% (1)

Individual performance	20	Qualitative measure

(1)
With the adjustment for flooding, the actual performance results for non-fuel O&M and earnings per share were $655.4 million and $1.34 per share, respectively; however, such adjustments had no impact on the payout percentages for each NEO. The adjusted performance result for equivalent availability—coal and nuclear was 81.7 percent, resulting in a payout percentage of 7.0 percent for this operational component. As a result, the adjusted subtotal under the annual incentive plan was 54.9 percent.

        Individual targets and awards earned by each of the NEOs are shown below and in the Summary Compensation Table:

Name	2011 Annual Performance Award at Target (Percent of Annual Base Salary)	2011 Actual Award Paid (Percent of Annual Base Salary)	2011 Actual Award Paid ($)

Mr. Chesser	100	80.9	647,200

Mr. Bassham (1)	70	54.0	239,422

Mr. Shay	60	48.5	182,025

Mr. Heidtbrink	50	44.5	140,018

Ms. Humphrey	50	40.5	121,350

Mr. Downey (2)	70	52.4	267,393

(1)
On May 3, 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, Mr. Bassham's annual incentive plan target was increased, on a prorated basis, from 60 percent to 70 percent of his annual base salary.
(2)
The percentage of annual base salary shown is calculated using Mr. Downey's annual base salary of $510,000, rather than the salary amount shown in the Summary Compensation Table.

        For 2012, the Committee modified the components of the 2012 annual incentive plan. The 2012 annual incentive performance objectives and their respective weightings are: earnings per share (20%); cash flow from operations less capital expenditures (20%); SAIDI (10%); equivalent availability factor—coal (5%); equivalent availability factor—nuclear (5%); OSHA incident rate (10%); J.D. Power Customer Satisfaction Index-residential (10%); and individual performance (20%).

  Discretionary Cash Bonuses

        From time to time, the Committee may grant a discretionary bonus to an NEO or other officer for extraordinary accomplishments or achievements. In May 2011, the Company awarded Mr. Downey with a discretionary bonus of $306,000, payable within 15 days after August 31, 2011, in recognition of his retirement and service to the Company.

2.     Equity Compensation

        We believe that a substantial portion of NEO compensation should be in the form of equity in order to best align executive compensation with the interests of our shareholders. The Committee does not believe any of the NEOs have accumulated equity amounts, compared to the minimum stock ownership guidelines, which warrant special consideration in granting future equity awards.

        Our Long-Term Incentive Plan (the "LTIP") provides for grants of stock options, restricted stock, performance shares, and other stock-based awards. The Committee discontinued making any new stock option grants in late 2003 because it believed motivating executives based solely on stock price appreciation was not entirely consistent with the best interests of the Company's shareholders and customers. Since that time, the Committee has used a mix of time-based restricted stock and performance shares that are paid solely on the basis of the attainment of performance goals. Performance shares can pay out at the end of the performance period from 0 percent to 200 percent of the target amount, based on performance. Performance is extrapolated between the threshold and maximum levels. Performance results for a goal which are less than threshold will result in a zero payment for that goal.

        Dividends on the number of performance shares actually earned are paid at the same time as the payment of the earned performance shares. Dividends accrued on all restricted stock awards are reinvested during the period under the Company's Dividend Reinvestment and Direct Stock Purchase Plan, and are subject to the same restrictions as the associated restricted stock.

        While our directors, officers and employees are eligible for equity awards under the LTIP, none of them have any right to be granted awards. The Committee, in its discretion, may approve an equity award or awards for officers and employees, including NEOs.

        We established a "clawback" policy in 2009 which requires executives to reimburse the Company for annual incentives and performance share awards paid in the event of restatement or other inaccuracy in results for a period of up to three years.

        The performance share metrics discussed below have been established for compensation purposes only. They do not constitute any guidance, projection or estimate of these measures, and should not be relied upon for any other purpose.

  2009-2011 Performance Period

        For the three-year performance period ending December 31, 2011, time-based restricted stock constitutes 50 percent of the executive's grant and performance shares constitute 50 percent. There were two equally-weighted performance goals: a credit metric (FFO to total adjusted debt) and earnings per share. Given the importance to the Company of maintaining investment-grade credit ratings through the end of the Comprehensive Energy Plan construction period and the next couple of years of refinancing substantial amounts of maturing debt, the Committee selected a measure that is aligned with a key metric used by credit rating agencies. The Committee believed that equal weightings corresponded to an appropriate balance between shareholder return and the importance to the Company of maintaining and improving over time its investment-grade credit ratings.

2009-2011 Performance Share Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Superior (200%)

2011 FFO to Total Adjusted Debt (1)	50	16.5%	17.0%	18.5%

2011 Earnings Per Share	50	$1.75	$1.86	$2.00

(1)
FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 52 for an explanation of this measure.

        Individual targets and awards for the 2009-2011 performance period for each of the NEOs are shown below:

Name	2009-2011 Performance Shares at Target (Percent of 2009 Base Salary) (1)	Actual Award Paid (Percent of 2009 Base Salary)	Actual Award Paid ($) (2)

Mr. Chesser	100	0	0

Mr. Bassham	50	0	0

Mr. Shay	—	—	—

Mr. Heidtbrink	42.5	0	0

Ms. Humphrey	—	—	—

Mr. Downey	75	0	0

(1)
The percentage shown in this column reflects the number of performance shares at target and the $14.35 closing price of our stock on the May 5, 2009 grant date.
(2)
The Company did not achieve the minimum levels of performance for the 2009-2011 performance period. As a result, no payouts were made on the 2009-2011 performance share grants.

  2010-2012 Performance Period

        For the three-year performance period ending December 31, 2012, time-based restricted stock constitutes 25 percent of the executive's grant and performance shares constitute 75 percent. There are three weighted performance share goals: a credit metric (FFO to Total Adjusted Debt), Total Shareholder Return (TSR) versus the Edison Electric Institute (EEI) Index, an index comprised of U.S. investor-owned electric utilities and/or their parent companies, and an operational metric (Equivalent Availability Factor—Coal and Nuclear). The Committee concluded that TSR was a more comprehensive shareholder measurement than EPS, which was the financial measure included in the LTIP for the 2009-2011 performance period. The Committee also concluded that comparison of our TSR against the TSRs of all other investor-owned utilities through the EEI Index was appropriate, as it provides a view of our relative performance against others in our industry sector. Because the Committee wished to have an operational objective, Equivalent Availability Factor was added as a third objective in the 2010-2012 performance share grants. Based on results, the structure provides for the following payout levels:

2010-2012 Performance Share Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

2012 FFO to Total Adjusted Debt (1)	33	14.6%	17.1%	19.6%	22.1%

TSR versus EEI Index (2)	34	See below

2012 Equivalent Availability Factor (EAF)—Coal and Nuclear	33	82.5%	84.8%	85.7%	86.6%

(1)
FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 52 for an explanation of this measure.
(2)
TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2010-2012. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200

60th to 74th	150

40th to 59th	100

25th to 39th	50

24th and below	0

        Performance share and restricted stock awards for the 2010-2012 performance period were based on the following percentages of 2010 base salary (reflecting the target amount of performance share awards): Mr. Chesser, 200 percent; Mr. Bassham, 100 percent; Mr. Heidtbrink, 85 percent; Mr. Downey, 150 percent. This resulted in the following long-term incentive grants of restricted stock and performance shares in 2010:

Name	Restricted Stock	Performance Shares (at target)

Mr. Chesser	22,347	67,040

Mr. Bassham	6,006	18,017

Mr. Shay (1)	—	—

Mr. Heidtbrink	3,170	9,510

Ms. Humphrey (2)	—	—

Mr. Downey	10,685	32,054

(1)
Mr. Shay was not an employee of the Company at the time of the above grants.
(2)
Ms. Humphrey was not an executive officer of the Company at the time of the above grants.

        The restricted stock grants referenced in the above table vest on March 5, 2013, except as noted. Generally, new restricted stock grants and their associated vesting occur shortly after the filing of our most recent periodic SEC report. As a result, the dollar amounts of restricted stock and performance shares are set at a regularly scheduled meeting of the Board, with the actual number of shares granted three business days after the filing of the periodic SEC report, based on the grant date closing price. This is also the practice, to the extent feasible, for shares granted in conjunction with the employment of a new executive.

        When the Committee approved awards in 2010 for officers, it calculated the awards using a cash value determined by multiplying each officer's base salary by a target percentage chosen by the Committee. The target percentage is based on both internal comparisons and survey data provided by Mercer, which provides long-term incentive information on comparable positions at comparable companies, and/or markets in which the Company competes for talent. Generally, the Committee has established targets at the 50th percentile.

  2011-2013 Performance Period

        For the three-year performance period ending December 31, 2013, there are two equally-weighted performance share objectives: a credit objective (FFO to Total Adjusted Debt) and a shareholder objective (TSR versus EEI Index). For the 2011-2013 performance period, the Board allocated the aggregate dollar amount of the awards to an equal distribution, at target performance, between time-based restricted stock and performance share awards for all officers. As described above, a 75 percent/25 percent distribution between performance shares and restricted stock grants was used for the corresponding 2010-2012 Performance Period. However, the weighting has historically varied between an equal 50 percent/50 percent and a 75 percent/25 percent distribution driven by a variety of factors. The key consideration for the 2011-2013 performance period was that no salary increases were granted to the NEOs at the time of the grants, except for Mr. Heidtbrink. The Committee determined that it was in the best interest of the Company to mitigate this factor by providing an enhanced retention inducement by increasing the proportion of time-based restricted stock. Based on results, the structure provides for the following payout levels:

2011-2013 Performance Share Objectives	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)

2013 FFO to Total Adjusted Debt (1)	50	16.0%	17.0%	18.5%	20.0%

TSR versus EEI Index (2)	50	See below

(1)
For the 2011-2013 performance period, the FFO to Total Adjusted Debt is calculated using Standard & Poor's methodology. FFO to Total Adjusted Debt is a measure that is not calculated in accordance with generally accepted accounting principles. Please see page 52 for an explanation of this measure.
(2)
TSR is compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies during the three-year measurement period from 2011-2013. At the end of the three-year measurement period, we will assess our total shareholder return compared to the EEI index. Depending on how we rank, the executives will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Payout Amount (Percent of Target)

75th and above	200

60th to 74th	150

40th to 59th	100

25th to 39th	50

24th and below	0

        Performance share and restricted stock awards for the 2011-2013 performance period were based on the following percentages of 2011 base salary (reflecting the target amount of performance share awards): Mr. Chesser, 200 percent; Mr. Bassham, 150 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 85 percent; Ms. Humphrey, 85 percent; and Mr. Downey, 150 percent. This resulted in the following long-term incentive grants in 2011 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name	Restricted Stock	Performance Shares (at target)

Mr. Chesser	41,863	41,863

Mr. Bassham (1)	17,116	17,116

Mr. Shay	9,812	9,812

Mr. Heidtbrink	7,006	7,006

Ms. Humphrey	6,672	6,672

Mr. Downey (2)	20,016	20,016

(1)
In May 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, Mr. Bassham's LTIP award increased from 100% to 150% of base salary, with no proration.
(2)
Mr. Downey forfeited these grants upon retirement.

        The restricted stock grants referenced in the above table vest on March 4, 2014.

2012-2014 Performance Period

        The performance objectives for the three-year performance period ending December 31, 2014, are substantially the same as the performance objectives for the 2011-2013 performance period. There are two equally-weighted performance share objectives: a credit objective (FFO to Total Adjusted Debt) and a shareholder objective (TSR versus EEI Index). As described above, an equal 50 percent/50 percent distribution between performance shares and restricted stock grants was used for the period.

        Consistent with prior years, performance share and restricted stock awards for the 2012-2014 performance period were based on percentages of 2012 base salary. For 2012, the Committee increased the base salary percentage used for LTIP awards for the 2012-2014 performance period. Such increases were made for retention purposes and to ensure that the grants are comparable to those of individuals in comparable positions of companies of similar size. The percentages of 2012 base salary (reflecting the target amount of performance share awards) are as follows: Mr. Chesser, 250 percent; Mr. Bassham, 200 percent; Mr. Shay, 100 percent; Mr. Heidtbrink, 100 percent; and Ms. Humphrey, 100 percent. This resulted in the following long-term incentive grants in 2012 of time-based restricted stock and performance shares, which may be paid after the end of the period depending on performance:

Name	Restricted Stock	Performance Shares (at target)

Mr. Chesser	50,685	50,685

Mr. Bassham	25,089	25,089

Mr. Shay	10,137	10,137

Mr. Heidtbrink	8,617	8,617

Ms. Humphrey	8,110	8,110

        The restricted stock grants referenced in the above table vest on March 3, 2015.

  Discretionary Grants of Restricted Stock

        From time to time, the Committee may make a discretionary grant of restricted stock to a NEO or other officer under the LTIP. In connection with his initial employment with the Company, Mr. Shay was awarded a one-time inducement grant of 26,926 shares of restricted stock on August 18, 2010. Sixty percent of the grant vests in 2013; 20 percent vests in 2014; and the remaining 20 percent vests in 2015.

  2011 Equity Vesting, Payments and Special Grant

        Previous grants of time-based restricted stock under the 2008-2010 LTIP performance period, to Messrs. Chesser, Bassham, and Downey, vested in 2011. These NEOs also received payments in stock and cash in 2011 associated with performance shares awarded for the 2008-2010 performance period. The following table summarizes these grant vestings and payments. The amounts shown for restricted stock vestings include reinvested dividends, which vested at the same time as the underlying restricted stock grants.

Name	2011 Restricted Stock vestings (# shares)	2008-2010 Performance Share Payments (1) (# shares)

Mr. Chesser	36,015	30,774

Mr. Bassham	30,683 (3)	8,174

Mr. Shay (2)	—	—

Mr. Heidtbrink (2)	—	—

Ms. Humphrey (2)	—	—

Mr. Downey	16,913	14,452

(1)
The shares shown in this column are the earned amounts of performance shares for the 2008-2010 performance period, which were paid in 2011. Dividend equivalents over the performance period were paid in cash at the time of payment of the underlying performance shares. As permitted by our LTIP, the earned performance shares were paid in a combination of cash (which, when aggregated with the cash dividend equivalents, was sufficient to satisfy withholding tax obligations) and common stock.
(2)
Messrs. Shay and Heidtbrink and Ms. Humphrey were not executive officers of the Company at the time performance shares for the 2008-2010 performance period were awarded.
(3)
The second one-third of a special restricted stock retention grant to Mr. Bassham also vested in 2011; one-third vested in 2010, and the remaining one-third of the restricted stock grant vested in a final equal installment in February 2012.

3.     Perquisites

        Our NEOs are eligible to receive various perquisites provided by or paid for by the Company. These perquisites are generally consistent with those offered to executives at comparable organizations with which the Company competes for executive talent, and are important for retention and recruitment. The NEOs are also eligible for employment benefits that are generally available to all employees, such as vacation and medical and life insurance.

        As shown in the Summary Compensation Table on page 48, all NEOs are eligible for participation in comprehensive financial planning services provided by a national financial counseling firm; executive health physicals; a car allowance; memberships in business clubs; and access to sporting events and other entertainment which may be used for personal use on a limited basis. On occasion, the Company may also provide for spousal travel and accommodations when accompanying the executive on out-of-town trips. The Company withholds income taxes on the amounts as required.

4.     Deferred Compensation Plan

        The Company's Deferred Compensation Plan (DCP) allows selected employees, including NEOs, to defer the receipt of up to 50 percent of base salary and 100 percent of awards under the Annual Incentive Plan. An earnings rate is applied to the deferral amounts, which is annually determined by the Committee and based on the Company's weighted average cost of capital. A detailed discussion of the DCP begins on page 59.

5.     Retirement Benefits

  Pension Plan and Supplemental Executive Retirement Plan

        The Company maintains a funded, tax-qualified, noncontributory defined benefit plan (the "Pension Plan") for employees, including all NEOs. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period.

        The Company also has a Supplemental Executive Retirement Plan ("SERP") for its executives, including all NEOs. This unfunded plan provides the difference between the amount that would have been payable under the Pension Plan in the absence of Internal Revenue Service tax code limitations and the amount actually payable under the Plan. It also provides a slightly higher benefit accrual rate than the Pension Plan.

        Based on provisions in his employment offer letter executed in 2003, Mr. Chesser receives credit for two years of service for every one year of service earned under the Pension Plan, payable under the SERP.

        In 2007, management employees of Great Plains Energy and KCP&L were given a one-time election to remain in their existing Pension Plan and 401(k) Plan ("Old Retirement Plan"), or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Pension Plan paired with an enhanced benefit under the 401(k) Plan ("New Retirement Plan"). Mr. Bassham and Ms. Humphrey elected to participate in the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007, and participate in the New Retirement Plan.

  401(k) Plan

        Our 401(k) Plan is offered to all employees as a tax-qualified retirement savings plan.

  •
  Employees in the Old Retirement Plan can contribute up to 40 percent of base pay. After one year of employment, the Company matches 50 percent of the first 6 percent of pay that is contributed. Employees are fully vested in the entire match and associated earnings after 6 years.

  •
  Employees in the New Retirement Plan can contribute up to 75 percent of base pay, bonus, incentive, and overtime pay. The Company matches 100 percent of the first 6 percent of total pay that is contributed. All contributions vest immediately.

  •
  Prior to January 1, 2010, the Company match was made with our stock, unless the participant affirmatively elected a different investment option. A participant who received the Company match in our stock could diversify or transfer into different investments. Effective January 1, 2010, the Company match is made in cash unless the participant affirmatively elects to receive it in our stock. If the participant has not made an affirmative election regarding the investment of the Company match, it is invested in a target date fund appropriate to the participant's age.

  •
  Contributions are limited by the tax code.

6.     Other Post-Termination Compensation

        The Company has entered into severance agreements and other compensation and benefit agreements with its executive officers, including NEOs, to help in securing their continued employment and dedication, particularly in situations such as a change in control when an executive may have concerns about his or her own continued employment. The Company believes these agreements and benefits are important recruitment and retention devices, as virtually all of the companies with which we compete for executive talent have similar agreements in place for their senior executives.

  Change in Control Severance Agreements

        We have change in control agreements with all of our executive officers, including the NEOs, to ensure their continued service, dedication, and objectivity in the event of a transaction that would change the control of the Company. These agreements provide for payments and other benefits if the officer's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason," as these terms are defined in the agreements. All the agreements require a double trigger so that both a change in control and a termination (actual or constructive) of the executive's employment must occur, with very limited exceptions. Generally, the Committee and Board determined the eligibility for potential payments upon change in control, based on comparable practices in the market. The Committee believes it is not uncommon for the chief executive officer and chief operating officer to be covered under a "three times" change in control agreement, nor is it uncommon for other senior level officers to be covered under a "two times" change in control agreement. Mr. Chesser is eligible for three times base salary and incentive in the event of a change in control and Messrs. Bassham, Shay, and Heidtbrink and Ms. Humphrey are eligible for two times base salary and incentive. Prior to retirement, Mr. Downey would have been eligible for three times base salary and incentive.

        Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2011, is found under the heading "Potential Payments Upon Termination or Change in Control" starting on page 60.

  Other Agreements

        The Committee has historically wished to minimize the use of individual employment agreements to the extent possible. While none of the NEOs have a full written employment agreement, Mr. Chesser has an agreement which addresses specific benefits. The Committee from time to time also has authorized certain agreements, including the ones discussed below, with retiring or resigning officers to provide for a smooth transition.

        As discussed on page 64, under the terms of Mr. Chesser's employment offer letters executed in 2003, he is entitled to receive one times annual salary and bonus if he is terminated prior to age 65. Mr. Chesser orally accepted the offer, and the terms of Mr. Chesser's agreement are enforceable against the Company through the judicial process. Because Mr. Chesser will voluntarily retire, he will not receive this payment.

        As discussed in the section titled "Pension Benefits" starting on page 57, under the terms of the employment offer letters, Mr. Chesser receives credit for two years of service for every one year of service earned under the Pension Plan. Mr. Downey, as incentive to remain with the Company through the completion of Iatan 2, had a benefit agreement which provided a $700,000 lump sum payment upon his separation from service provided that (i) he remained until his 65th birthday and (ii) he remained in good standing with the restricted covenants in his change in control severance agreement. The Company paid this amount to Mr. Downey on March 1, 2012.

        As discussed on page 51, Mr. Downey retired on August 31, 2011, and the Company entered into a Retirement and Consulting Agreement with Mr. Downey pursuant to which Mr. Downey agreed to provide consulting services to the Company from September 2011 to December 2011 for a lump sum payment of $100,000. Mr. Downey forfeited all 2011 equity awards; however, he was paid a $306,000 cash bonus and all other outstanding equity awards and the 2011 annual incentive award remained payable as though he continued service with the Company in recognition of his significant contributions to the Company.

Committee Consideration of Compensation Program Risk

        At the request of the Committee, an analysis of the risks associated with the Company's compensation programs, including those for executive officers, was performed by management, including the participation of the Vice President, Corporate Secretary and Chief Compliance Officer and the Vice President—Investor Relations and Treasurer. The conclusions of this analysis, with which the Committee concurred, were that the risks associated with the Company's compensation programs are not likely to have a material adverse effect on the Company, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:

  •
  The annual incentive plans for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business. This diversity precludes any myopic focus on a single element of performance.

  •
  The performance measures for all incentive compensation programs are directly tied to the Company's annual and long-term budgets and business plans.

  •
  There are no business unit-specific incentive plans. Divisional goals constitute no more than 50 percent of the target amount of the non-officer annual incentive plans. The maximum amount payable to non-officer employees ranges from about 1 percent at the lowest level to 30 percent of base salary for senior non-officers.

  •
  The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.

  •
  The Company currently does not grant stock options.

  •
  The Company (for non-officers) and the Committee (for officers) have downward discretion over incentive program payouts.

  •
  The Company has "clawback" provisions to its officer annual incentive compensation and performance share awards.

  •
  Officers are subject to share ownership and retention guidelines.

  •
  The Board oversees the Company's enterprise risk management and mitigation programs, including the possible impacts of variables on the earnings and credit position of the Company, which are important aspects of the Company's incentive compensation plans.

  •
  The Company's annual incentive plan and performance share grants have a "stretch" performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.

Tax and Accounting Implications

        With respect to Section 162(m) of the Internal Revenue Code, the Committee believes that while it is the Company's goal to be as tax efficient as possible, the Company's shareholders are best served by not restricting the Committee's and the Company's discretion and flexibility in developing compensation programs. The unrealized tax benefit by the Company in 2011, as a result of lost deductions, was $173,316.

COMPENSATION COMMITTEE REPORT

        The Compensation and Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the CD&A be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Compensation and Development Committee
William C. Nelson, Chairman
David L. Bodde
Gary D. Forsee
James A. Mitchell
John J. Sherman
Linda H. Talbott
Robert H. West

EXECUTIVE COMPENSATION

        Executive Compensation is more fully explained in the CD&A section, starting on page 24. The following table shows the total salary and other compensation awarded to and earned for services rendered in all capacities to Great Plains Energy, our two public utility subsidiaries, KCP&L and GMO and all other Great Plains Energy subsidiaries by our NEOs. Unless otherwise indicated, the listed individuals held the same position at Great Plains Energy, KCP&L and GMO. Compensation earned under our annual incentive plans is reported in the "Non-Equity Incentive Plan Compensation" column.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards (1) ($) (e)	Non-Equity Incentive Plan Compensation (2) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (h)	All Other Compensation (4) ($) (i)	Total ($) (j)

Mr. Chesser Chairman and Chief Executive Officer	2011 2010 2009	800,000 800,000 800,000	— — —	1,892,627 1,962,200 2,011,587	647,200 1,221,600 1,054,400	623,622 793,003 688,347	53,812 68,110 225,863	4,017,261 4,844,913 4,780,197

Mr. Bassham President and Chief Operating Officer	2011 2010 2009	443,333 430,000 420,000	— — 185,000	766,717 527,345 1,404,919	239,422 419,766 332,136	105,928 81,672 56,282	81,028 56,027 67,729	1,636,428 1,514,810 2,466,066

Mr. Shay Senior Vice President—Finance & Strategic Development & Chief Financial Officer	2011 2010	375,000 183,634	— —	443,600 493,446	182,025 157,459	38,893 41	77,450 23,380	1,116,968 857,960

Mr. Heidtbrink Senior Vice President—Supply—KCP&L and GMO	2011 2010	315,000 267,000	— —	316,742 543,416	140,018 209,195	112,501 80,446	56,082 55,002	940,343 1,155,059

Ms. Humphrey Senior Vice President—Human Resources and General Counsel	2011	300,000	—	301,641	121,350	37,020	54,767	814,778

Mr. Downey Former President and Chief Operating Officer	2011 2010 2009	340,000 510,000 510,000	— — —	904,923(5) 938,194 1,039,227	267,393 545,139 470,526	(462,419) 298,194 271,494	515,227 54,709 53,859	1,565,124 2,346,236 2,345,106

(1)
The amounts shown in this column are the aggregate grant date fair values of restricted stock and performance shares granted under our LTIP during each year, computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. See note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules.

The amounts shown in this column reflect the value at the grant date of performance share awards based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The payout of performance share awards can range from 0 percent to 200 percent of the target amount, depending upon performance and as adjusted for the change in stock price between the grant date and the business day before the payment date. The following table shows the aggregate grant date fair values of performance shares for each year for both target and maximum level of performance.

	Grant date fair value of 2009 performance share awards ($)		Grant date fair value of 2010 performance share awards ($)		Grant date fair value of 2011 performance share awards ($)

Name	Target	Maximum	Target	Maximum	Target	Maximum

Mr. Chesser	838,480	1,676,960	1,566,725	3,133,450	1,100,160	2,200,319

Mr. Bassham	220,110	440,220	421,057	842,114	432,038	864,075

Mr. Shay	—	—	—	—	257,859	515,719

Mr. Heidtbrink	—	—	222,249	444,498	184,118	368,235

Ms. Humphrey	—	—	—	—	175,340	350,680

Mr. Downey	400,906	801,812	749,102	1,498,204	526,020	1,052,041

Mr. Shay joined the Company in July 2010 and did not receive performance share awards for 2010; similarly, Ms. Humphrey became an executive officer in October 2010 and did not receive performance share awards for 2010. Pursuant to SEC rules, we provide only 2011 and 2010 compensation information in the Summary Compensation Table for Mr. Heidtbrink and only 2011 compensation information for Ms. Humphrey. For further information on these awards, please see the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End tables later in this proxy statement.
(2)
The amounts shown in this column are cash awards earned under our annual incentive plans.
(3)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer's benefits under our pension plan, SERP and other supplemental retirement plans, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. Following are the amounts of these items attributable to each NEO:

Name	Change in Pension Value ($)	Change in SERP and Other Supplemental Retirement Plan Value ($)	Above-Market Earnings on Deferred Compensation ($)

Mr. Chesser	64,842	394,433	164,347

Mr. Bassham	40,872	51,115	13,941

Mr. Shay	19,130	18,334	1,429

Mr. Heidtbrink	93,840	18,661	—

Ms. Humphrey	21,409	14,496	1,115

Mr. Downey	(466,758)	(134,395)	138,734

The amount shown for Mr. Downey in the "Change in SERP and Other Supplemental Retirement Plan Value" column includes ($93,084) for the change in actuarial present value of his SERP benefit, and ($41,311) for the change in actuarial present value of the supplemental retirement and severance benefit granted to him in 2008.
(4)
These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plan; (B) employer match of compensation deferred under our Deferred Compensation Plan (please see an explanation of this item beginning on page 59); (C) flexible benefits and other health and welfare plan benefits; (D) car allowances; (E) club memberships; (F) executive financial planning services; (G) parking; (H) spouse travel; (I) personal use of Company tickets; (J) matched charitable donations; (K) executive health physicals; (L) consulting fees, severance payments, payments of unused vacation, as detailed below for 2011, and (M) discretionary cash bonus paid upon retirement. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)	(M)	Total

Mr. Chesser	7,350	—	13,076	7,200	6,066	12,870	1,140	2,616	284	—	3,210	—	—	53,812

Mr. Bassham	14,700	9,300	18,287	7,200	2,646	12,870	1,140	2,474	—	10,000	2,411	—	—	81,028

Mr. Shay	14,700	14,300	18,188	7,200	2,646	17,160	1,140	1,962	154	—	—	—	—	77,450

Mr. Heidtbrink	14,700	—	18,232	7,200	—	12,870	1,140	190	—	1,750	—	—	—	56,082

Ms. Humphrey	14,700	5,657	11,779	7,200	—	9,750	1,140	1,632	—	—	2,909	—	—	54,767

Mr. Downey	7,350	—	8,908	4,800	1,762	21,778	760	3,350	—	—	2,972	157,547	306,000	515,227

Mr. Downey was paid $57,547 for accrued and unused vacation as of the applicable retirement date. Mr. Downey was paid a consulting fee of $100,000 and a discretionary cash bonus of $306,000 in connection with his consulting and retirement agreement.
(5)
Mr. Downey forfeited his 2011 equity awards upon his retirement.

        The following table provides additional information with respect to awards under both the non-equity and equity incentive plans. We have omitted from the table the columns titled "All other option awards: number of securities underlying options" and "Exercise or base price of option awards," because no options were granted in 2011.

GRANTS OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)

Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

	February 8, 2011	400,000	800,000	1,600,000

Mr. Chesser	March 1, 2011 (2)				20,932	41,863	83,726		1,100,160

	March 1, 2011 (3)							41,863	792,467

	February 8, 2011 (1)	147,974	295,948 (7)	591,896

	March 1, 2011 (2)				5,626	11,251	22,502		295,676

Mr. Bassham	March 1, 2011 (3)							11,251	212,981

	June 1, 2011 (4)				2,933	5,865	11,730		136,361

	June 1, 2011 (5)							5,865	121,699

	February 8, 2011 (1)	112,500	225,000	450,000

Mr. Shay	March 1, 2011 (2)				4,906	9,812	19,624		257,859

	March 1, 2011 (3)							9,812	185,741

	February 8, 2011 (1)	78,750	157,500	315,000

Mr. Heidtbrink	March 1, 2011 (2)				3,503	7,006	14,012		184,118

	March 1, 2011 (3)							7,006	132,624

	February 8, 2011 (1)	75,000	150,000	300,000

Ms. Humphrey	March 1, 2011 (2)				3,336	6,672	13,344		175,340

	March 1, 2011 (3)							6,672	126,301

	February 8, 2011 (1)	178,500	357,000	714,000

Mr. Downey	March 1, 2011 (2)(6)				10,008	20,016	40,032		526,020

	March 1, 2011 (3)(6)							20,016	378,903

(1)
Reflects potential payments under our 2011 annual incentive plans. The actual amounts earned in 2011 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)
Consists of performance share awards under our prior LTIP, as amended on May 1, 2007 (the "Prior LTIP"), for the 2011-2013 performance period. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of two measures: funds from operations ("FFO") as a percentage of total adjusted debt and total shareholder return compared to the Edison Electric Institute ("EEI") index. The number of shares awarded can range from 0 percent to 200 percent of the target amount, as adjusted for the change in stock price between the grant date and the business day before the payment date. Dividends will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $26.28 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(3)
Consists of time-based restricted stock awards under the Prior LTIP, that vest on March 4, 2014. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $18.93 per share.
(4)
Consists of performance share awards under our LTIP for the 2011-2013 performance period. Performance shares are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. Actual payments depend on the level of achievement of the two measures noted in footnote (2) above. The number of shares awarded can range from 0 percent to 200 percent of the target amount. Dividends will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $23.25 per share. The grant date fair value amount shown in column (l) reflects the target number of shares shown in column (g).
(5)
Consists of time-based restricted stock awards under our LTIP that vest on March 4, 2014. The grant date fair value, calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $20.75 per share.
(6)
These awards were forfeited upon the August 2011 retirement of Mr. Downey.
(7)
On May 3, 2011, Mr. Bassham became our President and Chief Operating Officer. Effective with his appointment, Mr. Bassham's annual incentive plan target was increased, on a prorated basis, from 60 percent to 70 percent of his annual base salary. The value of his target amount reflects a 60 percent target for the period January 1 through May 2, 2011, and a 70 percent target for the period May 3 through December 31, 2011.

NARRATIVE ANALYSIS OF SUMMARY COMPENSATION TABLE
AND PLAN-BASED AWARDS TABLE

Individual Employment Agreement

        We agreed to certain compensation terms with Mr. Chesser at the time of his employment. These terms are contained in his employment offer letter. If Mr. Chesser is terminated without cause between the age of 63 and 65, he will be paid a severance amount equal to the aggregate of his annual salary and bonus. Because Mr. Chesser will voluntarily retire effective May 31, 2012, he will not receive this severance payment. In addition, Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP.

Individual Retirement Agreements

        In 2008, the Company entered into an enhanced retirement and severance benefit agreement with Mr. Downey which provided a $700,000 lump sum payment upon his separation from service provided that (i) he remained until his 65th birthday and (ii) he remained in good standing with the restricted covenants set forth in his Change in Control Severance Agreement. The Company paid this amount to Mr. Downey on March 1, 2012.

        In 2011, the Company entered into a Retirement and Consulting Agreement with Mr. Downey. Mr. Downey agreed to provide consulting services to the Company from September through December 2011 for a lump-sum payment of $100,000. The agreement also provided for the forfeiture of all equity awards granted to Mr. Downey in 2011, but the payment of all other outstanding equity awards, and the 2011 annual incentive award, as though he continued employment through the respective vesting or payment dates of those awards.

Severance Agreements

        All of our NEOs have Change in Control Severance Agreements. Please see "Potential Payments Upon Termination or Change in Control," starting on page 60 for a description of these agreements and the other agreements described above.

Salary and Other Non-equity Compensation

        Base salaries for our NEOs are set by the independent members of our Board, upon the recommendations of our Compensation and Development Committee. The 2011 annual base salary of each NEO is provided on page 35. Our NEOs also participate in our health, welfare and benefit plans, our annual and long-term incentive plans, our pension and SERP plans, our non-qualified deferred compensation plan and receive certain other perquisites and personal benefits, such as car allowances, club memberships, executive financial planning services, partially subsidized parking, spousal travel, personal use of Company tickets, executive physicals, and matched charitable donations.

  Restricted Stock

        During 2011, our Board made several awards of time-based restricted stock to each of our NEOs as follows:

  •
  The Board granted restricted stock as a component of the equity incentive compensation for the 2011-2013 performance period. These restricted stock awards will vest on March 4, 2014. These awards were: Mr. Chesser, 41,863 shares; Mr. Bassham, 17,116 shares; Mr. Shay, 9,812 shares; Mr. Heidtbrink, 7,006 shares; Ms. Humphrey, 6,672 shares and Mr. Downey, 20,016 shares. As noted above, Mr. Downey's awards were forfeited upon retirement.

Dividends paid on the restricted stock are reinvested in stock through our DRIP, and carry the same time-based restrictions as the underlying awards.

  Performance Shares

        Performance shares are payable in common stock, cash, or a combination of common stock and cash (as determined by the Compensation and Development Committee) after the end of the performance period, depending on the achievement of specified measures. The two measures for the 2011-2013 performance share grants, which have substantially equal weight, are: FFO as a percentage of total adjusted debt and total shareholder return compared to the EEI index.

        Fifty percent of the target number of performance shares allocated to each measure is payable at the threshold level of performance and 200 percent of the target number is payable at the maximum level of performance. Dividends will be paid in cash at the end of the period on the number of shares earned. There is no payout of performance shares allocated to a measure for performance below the threshold. Our LTIP also provides, for all outstanding performance share awards granted through March 1, 2011, for an adjustment to the number of shares earned based on the ratio of our stock price on the business day immediately preceding the payment date to the stock price on the performance share grant date. This means that a decrease in stock price will result in fewer shares paid, and an increase in stock price will result in more shares paid.

        As discussed in our CD&A, one of the performance share measures is "FFO to total adjusted debt." This is a financial measure that is not calculated in accordance with generally accepted accounting principles ("GAAP"). This measure is based (with some adjustments in the case of performance shares granted prior to 2011) on the Standard & Poor's methodology of calculating FFO to total debt. FFO is calculated by adjusting cash flow from operations (a GAAP measure) to remove all or a portion of the effects of: capitalized interest; changes in receivables, payables, fuel inventories, materials and supplies, accrued taxes and interest, and nuclear decommissioning trust fund investments; a portion of preferred dividends; operating lease payments; post-retirement benefit obligations; purchase capacity payments; asset retirement obligations; and equity-linked debt interest. These adjustments to 2011 cash flow from operations resulted in an FFO of $535 million. Total adjusted debt is comprised of the ending balance of short-term debt, long-term debt (excluding equity-linked debt), accrued interest expense, operating lease commitments, a portion of purchase capacity commitments, post-retirement benefit and asset retirement obligations, and a portion of preferred stock. Total adjusted debt for 2011, as calculated, was $4.33 billion.

        Performance against the 2009-2011 performance share measures is discussed on page 38 of the CD&A.

Annual Incentive Plan

        Under the annual incentive plan for 2011, our NEOs were eligible to receive up to 200 percent of a target amount set as a percentage of their respective base salaries. Please refer to page 35 of the CD&A for a discussion of the 2011 annual incentive plan and performance.

Cash Bonuses and Other Cash Compensation

        In 2011, the Board granted a discretionary cash bonus of $306,000 to Mr. Downey. Mr. Downey's bonus was paid in August 2011 coincident with his retirement.

        The total number of performance shares and restricted stock that would have been awarded to Mr. Chesser for the 2009-2011 performance period based on his LTIP target would have exceeded the 100,000 share maximum that may be awarded to any participant in any one taxable year under the LTIP. The Committee determined that to remedy this issue, at the time the restricted stock vests and subject to the same forfeiture provisions, Mr. Chesser would also be paid $165,025 in cash, representing the fair market value as of May 5, 2009, of the additional 11,500 shares over the 100,000 share maximum, plus an additional amount of cash representing the amount of the dividends that would have been reinvested as "DRIP shares" on those 11,500 shares. The $165,025 amount of this cash award is reflected in the "All Other Compensation" column for 2009, and the $165,025, plus $30,371 for the value of the "DRIP shares," was paid in February 2012.

Salary and Bonus in Proportion to Total Compensation

        Please see the CD&A for an explanation of the amount of salary, bonus and other compensation elements in proportion to total compensation.

        The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2011. We have omitted from the table the columns titled "Number of securities underlying unexercised option (#) exercisable," "Number of securities underlying unexercised options, unexercisable," "Equity incentive plan awards: number of securities underlying unexercised unearned options," "Option exercise price ($)" and "Option Expiration Date," because there are no outstanding options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards

Name (a)	Number of Shares of Stock That Have Not Vested (#) (1)(2) (g)	Market Value of Shares of Stock That Have Not Vested ($) (2)(3) (h)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#) (4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($) (3)(4) (j)

Mr. Chesser	117,101	2,550,460	108,903	2,495,887

Mr. Bassham	62,548	1,362,295	35,133	800,980

Mr. Shay	38,778	844,585	9,812	219,862

Mr. Heidtbrink	34,780	757,508	16,516	377,976

Ms. Humphrey	9,538	207,738	6,672	149,503

Mr. Downey (5)	23,503	511,895	32,054	744,855

(1)
Includes reinvested dividends on restricted stock that carry the same restrictions.

(2)
Columns (g) and (h) reflect the time-based restricted stock grants that were not vested as of December 31, 2011. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2011.

Name	Grant Date	Vesting Date	Number of Shares of Restricted Stock That Have Not Vested

	March 1, 2011	March 4, 2014	43,149
Mr. Chesser	March 2, 2010	March 5, 2013	24,065
	May 5, 2009	February 10, 2012	49,887

	June 1, 2011	March 4, 2014	5,986
	March 1, 2011	March 4, 2014	11,596
Mr. Bassham	March 2, 2010	March 5, 2013	6,468
	May 5, 2009	February 10, 2012	16,499
	May 5, 2009	February 10, 2012	21,999

	March 1, 2011	March 4, 2014	10,113
Mr. Shay	August 18, 2010	August 18, 2015	5,733
	August 18, 2010	August 18, 2014	5,733
	August 18, 2010	August 18, 2013	17,199

	March 1, 2011	March 4, 2014	7,221
	March 2, 2010	March 5, 2013	3,414
Mr. Heidtbrink	March 2, 2010	March 5, 2013	8,031
	March 2, 2010	March 6, 2012	8,033
	May 5, 2009	February 10, 2012	8,081

Ms. Humphrey	March 1, 2011 June 1, 2010	March 4, 2014 June 1, 2013	6,877 2,661

Mr. Downey (1)	March 2, 2010 May 5, 2009	March 5, 2013 February 10, 2012	6,508 16,995

(1)
The amounts restricted stock shown for Mr. Downey for the 2009 and 2010 grants do not reflect the surrender of 12,668 and 4,850 shares, respectively, incident to the recognition of taxes and other withholdings on the grants upon his execution of his retirement agreement with the Company on May 20, 2011.
(3)
The value of the shares is calculated by multiplying the number of shares by the closing market price ($21.78) as of December 30, 2011.

(4)
Columns (i) and (j) reflect the performance share awards that were outstanding as of December 31, 2011. The following table provides, by performance period for each NEO, the number of performance shares for each of the outstanding grants as of December 31, 2011.

Name	Performance Period	Number of Shares

Mr. Chesser	2011-2013 2010-2012 2009-2011	41,863 67,040 0	(1)

Mr. Bassham	2011-2013 2011-2013 2010-2012 2009-2011	5,865 11,251 18,017 0	(1)

Mr. Shay	2011-2013	9,812

Mr. Heidtbrink	2011-2013 2010-2012 2009-2011	7,006 9,510 0	(1)

Ms. Humphrey	2011-2013	6,672

Mr. Downey	2010-2012 2009-2011	32,054 0	(1)

(1)
The Company did not achieve the minimum levels of performance for the 2009-2011 performance period. As a result, no payouts were made on the 2009-2011 performance share grants. Consequently, they are shown to have no value as of December 31, 2011.
(5)
Please note that Mr. Downey forfeited his outstanding options upon his retirement.

 OPTION EXERCISES AND STOCK VESTED

        We have omitted the "Option award" columns from the following table, because none of our NEOs exercised options in 2011.

Name (a)	Number of Shares Acquired on Vesting (#) (1) (d)	Value Realized on Vesting ($) (1) (e)

Mr. Chesser	66,789	1,306,984

Mr. Bassham	38,857	768,858

Mr. Shay	—	—

Mr. Heidtbrink	—	—

Ms. Humphrey	—	—

Mr. Downey	31,365	613,778

(1)
Awards of time-based restricted stock, plus reinvested dividends, vested on February 5, 2011 and February 10, 2011. Common stock was paid on March 1, 2011 respecting performance shares earned for the 2008-2010 performance period. The following table provides detail for each of these vesting and payment events.

	Vesting or Payment Date	Restricted Stock Vesting	Reinvested Dividends Vesting	Stock Paid on Performance Shares	Value on Vesting or Payment Date(1) ($)

	March 1, 2011	—	—	30,774	590,553
Mr. Chesser	February 10, 2011	21,011	1,726	—	454,058
	February 5, 2011	11,442	1,836	—	262,373

Mr. Bassham	March 1, 2011 February 10, 2011 February 10, 2011 February 5, 2011	— 19,513 5,581 3,040	— 1,603 458 488	8,174 — — —	156,859 421,687 120,599 69,713

	March 1, 2011	—	—	14,452	277,334
Mr. Downey	February 10, 2011	9,867	811	—	213,240
	February 5, 2011	5,373	862	—	123,204

(1)
The value realized on vesting or payment is the number of shares vested or paid multiplied by the average of the high and low stock prices on the applicable vesting or payment date (or the average of those averages for the business days immediately before and after if the vesting date occurred on a non-business day), as provided in the following table:

Vesting or Payment Date	Stock Price ($)

March 1, 2011	19.19

February 10, 2011	19.97

February 5, 2011	19.76

        The following discussion of the pension benefits for the NEOs reflects the terms of the Company's Management Pension Plan (the "Pension Plan"), SERP and Mr. Downey's supplemental retirement benefit agreement, and the present value of accumulated benefits as of December 31, 2011.

PENSION BENEFITS

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Mr. Chesser (1)	Management Pension Plan	8.5	425,673	—

	Supplemental Executive Retirement Plan	17	2,984,028	—

Mr. Bassham	Management Pension Plan	6	155,431	—

	Supplemental Executive Retirement Plan	6	158,575	—

Mr. Shay	Management Pension Plan	1	19,130	—

	Supplemental Executive Retirement Plan	1	18,334	—

Mr. Heidtbrink (2)	Management Pension Plan	3	459,369	—

	Supplemental Executive Retirement Plan	3	31,554	—

Ms. Humphrey	Management Pension Plan	4.9	51,850	—

	Supplemental Executive Retirement Plan	4.9	22,450	—

	Management Pension Plan	11	0	541,777

Mr. Downey	Supplemental Executive Retirement Plan	11	620,539	177,792

	Supplemental Executive Retirement Plan	n/a	694,221	—

(1)
Mr. Chesser is credited with two years of service for every one year of service earned under our pension plan, with such amount payable under our SERP. Without this augmentation, Mr. Chesser would have accrued $1,277,586 under the SERP.
(2)
Mr. Heidtbrink was a GMO employee prior to its acquisition by Great Plains Energy in 2008. Mr. Heidtbrink ceased accruing benefits under the GMO pension plan as of the acquisition date, and started accruing benefits under the Great Plains Energy management pension plan and SERP. The years of credited service shown for him reflect service under these latter plans; however, the present value of accumulated benefits shown for the management pension plan reflects both his frozen GMO pension plan benefit and his Great Plains Energy management pension plan benefit.

        Our NEOs participate in the Pension Plan and the SERP. In 2007, our management employees were given a one-time election to remain under the existing terms of the Pension Plan (the "Old Retirement Plan"), or to elect a new retirement program (the "New Retirement Plan") that included a slightly reduced benefit accrual formula under the Pension Plan (as well as a correspondingly reduced benefit accrual formula under the SERP for employees who participate in the SERP). Messrs. Chesser and Downey, elected to remain under the Old Retirement Plan; Mr. Bassham and Ms. Humphrey elected the New Retirement Plan. Messrs. Heidtbrink and Shay joined the Company subsequent to 2007, and were automatically enrolled in the New Retirement Plan. We note the differences between the Old Retirement Plan and the New Retirement Plan below.

        In the table above, the present value of the current accrued benefits under the Pension Plan and SERP with respect to each listed officer is based on the following assumptions: retirement at the later of (i) the age as of December 31, 2011, and (ii) age 62 (for Old Retirement Plan participants, the earlier of age 62 or when the sum of age and years of service equal 85), except the actual retirement date for Mr. Downey was used; full vesting of accumulated benefits; a discount rate of 5.10 percent; and use of the Pension Protection Act mortality and lump sum interest rate tables.

Pension Plan

        The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee's years of service and the average annual base salary over a specified period. Employees who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the "Rule of 85"), are entitled under the Pension Plan to a total monthly annuity for the rest of their life (a "single life" annuity) equal to 50 percent of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67 percent per year, capped at 30 years of service. The 50 percent single life annuity will be proportionately reduced if years of credited service are less than 30. Employees may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Employees may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3 percent for each year that commencement precedes age 62. Employees may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Employees also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Pension Plan. Of our NEOs under the Old Pension Plan, Messrs. Chesser and Downey were eligible for a retirement benefit under the Pension Plan as of the end of 2011. Mr. Chesser's early retirement benefit would have been a monthly annuity equal to 12.5 percent of average base monthly salary during the period of 48 consecutive months in which earnings were highest. Mr. Downey's normal retirement benefit would have been a monthly annuity equal to 17.5 percent of average base monthly salary during the period of 36 consecutive months in which earnings were highest. The compensation covered by the Pension Plan excludes any bonuses or other compensation. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2011, the annual limitation was $245,000.

        Employees, such as Mr. Bassham and Ms. Humphrey, who elected the New Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Messrs. Heidtbrink and Shay have benefits only under the New Retirement Plan. Participants in the New Retirement Plan also earn a benefit equal to 1.25 percent of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Employees under the New Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5 percent per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however, participants may receive post-2007 accrued benefits (subject to the 5 percent per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the New Retirement Plan may receive only their pre-2008 accrued benefits in a lump sum; post-2007 benefits must be taken in the form of one of the annuities described in the preceding paragraph. Mr. Downey retired on August 31, 2011. He was a participant under the Old Retirement Plan, and, pursuant to his election, received a lump sum payout on September 14, 2011, in the amount of $541,777.

SERP

        The SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Plan. For participants under the Old Retirement Plan, it adds an additional 1/3 percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of 30 years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant's benefits under the Pension Plan. Participants under the New Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. As mentioned, Mr. Chesser is credited with two years of service for every one year of service earned under our Pension Plan, with such amount payable under the SERP.

Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). All of our NEOs have elected to receive their benefits in a lump sum upon separation from service. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

Supplemental Retirement Benefit

        As discussed, Mr. Downey entered into an agreement with the Company providing for a supplemental lump sum retirement benefit of $700,000 if he retired after he reached the age of 65. Mr. Downey turned 65 in January 2010, therefore retiring at age 66, thus eligible to receive this benefit, which was paid to him on March 1, 2012.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive Contribution in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate withdrawals/ distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)

Mr. Chesser	323,600	—	294,578	—	3,791,728

Mr. Bassham	95,827	9,300	25,061	—	376,008

Mr. Shay	34,000	14,300	2,573	—	60,957

Mr. Heidtbrink	—	—	—	—	—

Ms. Humphrey	40,000	5,657	2,012	—	47,670

Mr. Downey	—	—	248,461	(200,157)	2,684,724

(1)
The entire amount shown for each NEO is included in the 2011 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency between the Summary Compensation Table, this table shows deferrals of compensation earned in 2011 (whether paid in 2010 or 2011). The amounts of 2011 salary deferred are: Mr. Bassham, $24,000; Mr. Shay, $24,000; and Ms. Humphrey, $40,000. The amounts of 2011 deferred non-equity incentive plan compensation are: Mr. Chesser, $323,600; Mr. Bassham, $71,827; and Mr. Shay, $10,000.
(2)
The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the "All Other Compensation" column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Chesser, $164,347; Mr. Bassham, $13,941; Mr. Shay, $1,429; Ms. Humphrey, $1,115; and Mr. Downey, $138,734.
(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Tables for previous years: Mr. Chesser, $854,320 (2010) and $732,244 (2009); Mr. Bassham, $22,671 (2010) and $31,006 (2009); Mr. Shay, $10,041 (2010); and Mr. Downey, $223,028 and $430,381 (2009). Mr. Shay was not a NEO prior to 2010, and Ms. Humphrey was not a NEO prior to 2011.

        Our deferred compensation plan (the "DCP") is a nonqualified and unfunded plan. It allows selected employees, including our NEOs, to defer the receipt of compensation. There are different deferral provisions for those participants, such as Messrs. Chesser and Downey, who are under the Old Retirement Plan, and those for participants, such as Messrs. Bassham and Shay and Ms. Humphrey, who are under the New Retirement Plan. Old Retirement Plan participants may defer up to 50 percent of base salary and 100 percent of awards under annual incentive plans. The DCP provides for a matching contribution in an amount equal to 50 percent of the first 6 percent of the base salary deferred by Old Retirement Plan participants, reduced by the amount of the matching contribution made for the year to the participant's account under our 401(k) Plan, as described in our CD&A. For New Retirement Plan participants, the DCP provides for a matching contribution in an amount equal to 100 percent of the first 6 percent of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant's account under the 401(k) Plan. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Compensation and Development Committee and is based on the Company's weighted average cost of capital. The rate was set at 9.2 percent for 2011, and is 8.4 percent for 2012. Interest is compounded monthly on deferred amounts. Participants may elect prior to rendering services for which the compensation relates when deferred amounts are paid to them: either at a specified date, or upon separation from service. Mr. Shay has elected to have his payments to be made as of his separation of service. Mr. Bassham and Ms. Humphrey have elected to have some of their payments to be made on dates certain, with others as of separation of service as to Mr. Bassham, and, in the case of Ms. Humphrey, the earlier of a date certain or as of her separation from service. Messrs. Bassham and Shay and Ms. Humphrey have elected to receive a lump sum payment; Messrs. Chesser and Downey have elected to receive annual payments over a five-year period. For participants, such as our NEOs, who are "specified employees" under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on the first business day of the seventh calendar month following their separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Our NEOs are eligible to receive payments in connection with termination of their employment, as explained in this section.

Payments under Change in Control Severance Agreements

        We have Change in Control Severance Agreements ("Change in Control Agreements") with each of our NEOs, specifying the benefits payable in the event their employment is terminated within two years of a "Change in Control" or within a "protected period." Generally, a "Change in Control" occurs if:

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of at least 35 percent of our outstanding shares of common stock or of the combined voting power of our outstanding securities;

  •
  a change occurs in the majority of our Board;

  •
  a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60 percent of the voting power of the surviving entity); or

  •
  a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60 percent of the voting power after such disposition or sale).

        A "protected period" starts when:

  •
  we enter into an agreement that, if consummated, would result in a Change in Control;

  •
  we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

  •
  any person (as defined by SEC regulations) becomes the beneficial owner of 10 percent or more of our outstanding voting securities; or

  •
  our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change in Control.

        The protected period ends when the Change in Control transaction is consummated, abandoned or terminated. GMO's acquisition in July 2008 did not constitute a "Change in Control" under our Change in Control Agreements.

        The Company also believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. We believe these change in control arrangements effectively create incentives for our executive team to build stockholder value and to obtain the highest value possible should we be acquired in the future, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards which are a significant component of each executive's compensation. These agreements are designed to encourage our NEOs to remain employed with the Company during an important time when their prospects for continued employment following the transaction could be uncertain. Because we believe that a termination by the executive for good reason may be conceptually the same as a termination by the Company without cause, and because we believe that in the context of a change in control, potential acquirors would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances.

        Our change in control arrangements are "double trigger," meaning that acceleration of vesting is not awarded upon a change in control, unless the NEO's employment is terminated by the Company involuntarily (other than for cause) or by such NEO for good reason (generally explained below) within two years of a Change in Control or protected period. We believe this structure provides a balance between the incentives and the executive hiring and retention considerations described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change in control transaction. We also believe this structure is more attractive to potential acquiring companies, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive significant acceleration payments in connection with such a transaction and are no longer required to continue employment to earn the remainder of their equity awards.

        The benefits under the Change in Control Agreements depend on the circumstances of termination. The benefits are greater if the employee is not terminated for "Cause," or if the employee terminates employment for "Good Reason." "Cause" includes:

  •
  a material misappropriation of any funds, confidential information or property;

  •
  the conviction of, or the entering of, a guilty plea or plea of no contest with respect to a felony (or equivalent);

  •
  willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the Company; or

  •
  gross negligence or willful misconduct in performance of the employee's duties (after written notice and a reasonable period to remedy the occurrence).

        An employee has "Good Reason" to terminate employment if:

  •
  there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the "protected period";

  •
  there is any reduction in annual base salary after the start of the "protected period" (unless such reduction is in connection with a company-wide reduction);

  •
  there is any reduction in benefits below the level provided at any time during the 90-day period prior to the "protected period"; or

  •
  the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the "protected period"; or

  •
  the Company fails to require any successor to all or substantially all of the Company's business or assets to assume expressly and agree to perform under the Change in Control Agreements.

        Our Change in Control Agreements also have covenants prohibiting the disclosure of confidential information and preventing the employee from participating or engaging in any business that, during the employee's employment, and six months after, is in direct competition with the business of the Company or its affiliates within the United States (without prior written consent which, in the case of termination, will not be unreasonably withheld).

Change in Control with Termination of Employment

        The following table sets forth our payment obligations under the Change in Control Agreements, existing awards of restricted stock and performance shares, SERP and DCP under the circumstances specified upon a termination of employment for our NEOs, except for Mr. Downey because he terminated his employment prior to December 31, 2011. We discuss his payment in a following section. The amounts shown in the table for each NEO are based on the following assumptions: (i) that the termination took place on December 31, 2011, (ii) that no vacation days were taken during 2011 and the full amount of this benefit is paid on December 31, 2011, and (iii) that the NEO was paid for all salary earned through the date of termination. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan.

Benefit	Mr. Chesser ($)	Mr. Bassham ($)	Mr. Shay ($)	Mr. Heidtbrink ($)	Ms. Humphrey ($)

Two Times or Three Times Salary (1)	2,400,000	900,000	750,000	630,000	600,000

Two Times or Three Times Bonus (2)	1,927,590	390,220	314,918	208,598	78,582

Annual Bonus (3)	647,200	239,422	182,025	140,018	121,350

DCP payment (4)	—	280,929	63,319	—	—

SERP payment (5)	3,083,132	111,124	25,158	22,113	44,212

Additional Retirement Benefits (6)	1,733,734	345,353	321,213	50,165	199,673

Performance Share Awards Vesting (7)	2,495,887	800,980	219,862	377,975	149,503

Restricted Stock Vesting (8)	2,550,465	1,362,303	844,579	757,509	207,744

Health and Welfare (9)	221,073	90,683	79,964	81,219	52,428

Accrued 2011 Vacation	61,538	34,615	28,846	30,288	23,077

Tax Gross-Up (10)	3,828,975	966,084	815,422	522,649	506,631

Total	18,949,594	5,521,713	3,645,306	2,820,534	1,983,200

(1)
Mr. Chesser receives three times his highest annual base salary, and the other NEOs receive two times their highest annual base salary, during the twelve-month period prior to the date of termination.
(2)
Mr. Chesser receives three times his average annualized annual incentive compensation awards during the five fiscal years (or, if less, the years he were employed by the Company) immediately preceding the fiscal year in which the Change in Control occurs. The other NEOs receive two times their average annualized annual incentive compensation awards.
(3)
The Change in Control Agreements provide for a bonus at least equal to the average annualized incentive awards paid to the NEO during the last five fiscal years of the Company (or the number of years the NEO worked for the Company)

immediately before the fiscal year in which the Change in Control occurs, prorated for the number of days employed in the year in which the Change in Control occurred. As the NEOs would have been eligible to receive the full amount of the 2011 annual incentive plan payments, which are greater than the annualized pro rata bonus amounts, the 2011 annual incentive plan payments are shown.
(4)
Mr. Shay elected to have his DCP balance paid out in lump sum when he separates from service. Mr. Bassham has elected to have some of his payments made as of his separation of service, and some on dates certain. Because these two NEOs are "specified employees" under Internal Revenue Code Section 409A, payments triggered by a separation from service are delayed to the first business day of the seventh month after the month in which separation from service occurs. Thus, the amounts shown for them reflect their DCP account balances as of December 31, 2011, plus interest on the balances to the July 2, 2012 payment date for those portions to be paid as of the date of separation of service. Ms. Humphrey has designated a date certain of December 15, 2012, for her only deferral made as of December 31, 2011; the payment of Mr. Chesser's DCP balance is not triggered by a separation from service, and thus both are excluded from the table. Mr. Heidtbrink had no deferred compensation as of December 31, 2011.
(5)
All of our NEOs included in this table have elected to have their SERP benefits paid in a lump sum upon separation from service. The amounts shown on this line reflect the benefits payable under the SERP as of a July 2, 2012 payment date, reflecting the required Section 409A delay; the additional benefit arising from additional years of service credited upon a Change in Control is provided on the next line.
(6)
The amounts reflect the present value of the benefit arising from additional years of service credited upon a Change in Control. Mr. Chesser is credited with two years for every one year of credited service under the Pension Plan, plus six additional years of credited service under the Pension Plan. The other NEOs are credited for two additional years of service. These benefits are paid through our SERP.
(7)
In the event of a "change in control" (which is consistent with the definition of a Change in Control in the Change in Control Agreements) and termination of employment without Cause or for Good Reason, our LTIP provides that all performance share grants (unless awarded less than six months prior to the change in control) are deemed to have been fully earned. The amounts shown for each person reflect the aggregate target number of performance shares, valued at the $21.78 closing price of our stock on December 30, 2011, plus accrued cash dividends.
(8)
In the event of a Change in Control and termination of employment without Cause or for Good Reason, our LTIP provides that all restrictions on restricted stock grants are removed. The amounts shown for each person reflect the aggregate number of restricted stock grants outstanding as of December 31, 2011, plus reinvested dividends carrying the same restrictions, valued at the $21.78 closing price of our stock on December 30, 2011.
(9)
The amounts include medical, accident, disability, and life insurance and are estimated based on our current COBRA premiums for medical coverage and indicative premiums for private insurance coverage for the individuals, as well as $13,380 payable to executives for financial services.
(10)
The Change in Control Agreements generally provide for an additional payment to cover excise taxes imposed by Section 4999 of the Internal Revenue Code ("Section 280G gross-up payments"). We have calculated these payments based on the estimated payments discussed above, as well as the acceleration of equity awards that are discussed in more detail below. In calculating these payments, we did not make any reductions for the value of reasonable compensation for pre-Change in Control period and post-Change in Control period service, such as the value attributed to non-compete provisions. In the event that payments are due under Change in Control Agreements, we would perform evaluations to determine the reductions attributable to these services.

Retirement

        Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, and the SERP and DCP benefits discussed above, among other benefits. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. As of December 31, 2011, Mr. Chesser was eligible to participate in our management employee retiree medical benefit plans. As with any other eligible management employee retiree, we would have paid 40 percent of the monthly premiums for Mr. Chesser (which would have initially been $693.06) until both he and his spouse became eligible for Medicare. Upon becoming eligible for Medicare, Mr. and Mrs. Chesser would be eligible to participate in our retiree "Medicare Plus" plan, which covers all Medicare-covered expenses that are not paid by Medicare. We currently subsidize retirees' premiums for this plan, and Mr. Chesser would be eligible for 25 percent of the subsidy amount in effect at that time, based on his years of credited service as of December 31, 2011.

        Performance share and restricted stock awards are forfeited upon retirement, unless the Compensation and Development Committee took other action in its sole discretion. Retirees are eligible for a prorated portion of annual incentive plan awards. There would have been no proration for a December 31, 2011 retirement, and the amounts of the 2011 awards are set out in column (g) of the Summary Compensation Table.

        Mr. Downey's agreement dated May 20, 2011 with the Company in connection with his retirement provided for, among other things: the forfeiture as of his August 31, 2011 retirement date of restricted stock and performance share grants made to him in 2011; the vesting and payment of restricted stock and performance share grants made to him prior to 2011 as though he continued his employment through the applicable vesting and payment dates; the payment of his 2011 annual incentive plan award as though he continued his employment through December 31, 2011, with Mr. Downey deemed to have achieved the target level of the individual performance component of the award; a consulting arrangement through December 31, 2011, in consideration of a $100,000 lump sum payment; a special bonus of $306,000 payable within 15 days after his retirement; and a general cross-release of claims.

Death or Disability

        In the event of death or disability, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. In addition, the outstanding performance share, restricted stock and annual incentive plan awards would have been payable as described in the "Retirement" section above. We also currently provide a survivor benefit to the beneficiaries of all active and retired employees, payable upon the employee's death. The survivor benefit is $10,000 for active employees, and $5,000 for retired employees.

Resignation or Termination

        In the event of resignation or termination, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, vacation and benefits, and the SERP and DCP benefits discussed above. Please refer to the "Pension Benefits" section for information regarding benefits available under the Pension Plan. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would have terminated, unless the Committee took other action in its sole discretion.

        Mr. Chesser's employment offer letters provide that if he is terminated without cause, he will receive three times annual salary and bonus (if terminated prior to age 63), or one-time salary and bonus (if terminated between age 63 and before age 65). If Mr. Chesser had been terminated without cause as of December 31, 2011 (and assuming that the Change in Control Agreement was not applicable), he would have received $1,600,000 under this arrangement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 2 on the Proxy Card

        The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investors' views of the Company's executive compensation program. As a result, and in accordance with SEC rules, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as described in the "Executive Compensation" section of this Proxy Statement. Although the vote is advisory and non-binding on the Company, we value the opinions of our shareholders and the Committee plans to consider this vote when making future compensation decisions.

        As discussed in the Executive Compensation section of this Proxy Statement, our compensation principles and programs are designed to attract, motivate and retain key executives, who are crucial to achieving the Company's business objectives and maximizing shareholder value. Based on last year's say-on-pay proposal, which was approved by more than 80 percent of the shareholders voting on the matter, we believe that our shareholders agree that the Company's compensation programs are reasonable and appropriate.

        We believe our 2011 compensation decisions demonstrate our commitment to paying for performance and are supplemented by sound compensation policies and practices, including:

  •
  Committee Structure.  The Committee is solely comprised of independent directors, and the Committee retains an independent compensation consultant, Mercer, to regularly review and evaluate our compensation program. Mercer is retained directly by the Committee.

  •
  Stock Ownership Guidelines.  We have significant stock ownership and holding guidelines for all of our executive officers. Our CEO must hold a level of at least five times base salary. Other executive officers must hold either three or four times their respective base salaries.

  •
  Clawback Policy.  We have a clawback policy that allows the Company to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in the Company's financial statements for a period of up to three years.

  •
  Risk Assessment of Compensation Plans.  We annually conduct a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on the Company.

  •
  Severance Benefit Triggers.  Our Change in Control Severance Agreements have a "double trigger" and require both a change in control and termination of employment prior to the payment of severance benefits, if any; and

  •
  Anti-Hedging Policy.  Our insider trading policy prohibits all employees, including our current NEOs, from hedging their ownership interests in our securities or pledging their securities as collateral for loans.

        The Board strongly endorses our compensation program and recommends that our shareholders vote in favor of the following resolution:

        "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers of the Company, as disclosed in the Executive Compensation section of this Proxy Statement."

The Board of Directors unanimously recommends a vote FOR the approval of the Company's executive compensation.

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
Item 3 on the Proxy Card

        Deloitte & Touche has acted as our independent public accountants since 2002, and has been appointed by the Audit Committee to audit our financial statements for 2012, subject to ratification by the shareholders of the Company. Representatives from Deloitte & Touche are expected to be present at the Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote at the meeting is required for ratification of this appointment. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will reconsider the selection of the independent public accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche to the Company and its subsidiaries. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted for the Company and its subsidiaries policies and procedures for the pre-approval of services provided by our independent public accountants. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit and permissible non-audit services on a case-by-case basis. Pre-approval is generally provided for up to one year, unless the Audit Committee specifically provides for a different period. The Audit Committee receives reports at each regular meeting regarding the pre-approved services performed by the independent public accountants. The Chairman of the Audit Committee may between meetings pre-approve audit and non-audit services provided by the independent public accountants, and report such pre-approval at the next Audit Committee meeting.

Fees paid to Deloitte & Touche

        The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2011 and 2010, and for other services rendered during 2011 and 2010 on behalf of the Company and its subsidiaries (all of which were pre-approved by the Audit Committee), as well as all out-of-pocket costs incurred in connection with these services:

Fee Category	2011	2010

Audit Fees	$1,785,860	$1,752,008

Audit-Related Fees	96,769	336,105

Tax Fees	269,765	151,542

All Other Fees	99,319	6,343

Total Fees:	$2,251,713	$2,245,998

        Audit Fees:    Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements of the Company and its subsidiaries and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit of and reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.

        Audit-Related Fees:    Consist of fees billed to the Company for benefit plan audits and for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and its subsidiaries, and are not reported under "Audit Fees." These services included consultation concerning financial accounting and reporting standards, including in 2010 consultation regarding possible future adoption of International Financial Reporting Standards.

        Tax Fees:    Consist of fees billed to the Company for benefit plan tax services and for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.

        All Other Fees:    Consist of fees for all other services other than those described above. Those services included accounting research tool subscriptions and the development and facilitation of a group training course. In 2011, these fees included a pension plan review.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company's independent public accountants for 2012.

AUDIT COMMITTEE REPORT

        The Audit Committee is currently comprised of six independent directors. In connection with its function to oversee and monitor the financial reporting process of Great Plains Energy, the Audit Committee's activities in 2011 included the following:

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  reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management and Deloitte & Touche;

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  discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted in Rule 3200T of the Public Company Accounting Oversight Board (the "PCAOB"); and

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  received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee
Gary D. Forsee, Chair David L. Bodde Randall C. Ferguson, Jr. Thomas D. Hyde John J. Sherman Robert H. West

 OTHER BUSINESS

        Great Plains Energy is not aware of any other matters that will be presented for shareholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent according to their judgment.

By Order of the Board of Directors

Ellen E. Fairchild Vice President, Corporate Secretary and Chief Compliance Officer

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. GREAT PLAINS ENERGY INCORPORATED 1200 MAIN STREET KANSAS CITY, MO 64105 M44253-P19129 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. GREAT PLAINS ENERGY INCORPORATED Withhold All For All Except For All The Board of Directors recommends you vote FOR the following: ! ! ! Vote on Directors 1. Election of Directors Nominees: 01) Terry Bassham 02) David L. Bodde 03) Michael J. Chesser 04) Randall C. Ferguson, Jr. 05) Gary D. Forsee 06) Thomas D. Hyde 07) James A. Mitchell 08) John J. Sherman 09) Linda H. Talbott 10) Robert H. West Vote on Proposals For Against Abstain The Board of Directors recommends you vote FOR the following proposals: ! ! ! 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. ! ! ! 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accountants for 2012. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign your name exactly as it appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

THANK YOU FOR VOTING! Great Plains Energy Incorporated Annual Meeting of Shareholders May 1, 2012 10:00 a.m. Central Daylight Time Kansas City Public Library Plaza Branch Truman Forum Auditorium 4801 Main Street Kansas City, Missouri 64112 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com. M44254-P19129 GREAT PLAINS ENERGY INCORPORATED 1200 Main Street, Kansas City, MO 64105 This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 1, 2012 The undersigned hereby appoints Michael J. Chesser and Terry Bassham, and each or either of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Great Plains Energy Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 1, 2012, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy, if properly executed and returned, will be voted as directed on the reverse side. If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Great Plains Energy's Board of Directors. If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion. Confidential Voting Instructions to JP Morgan Chase Bank, N.A., and its successors, as Trustee under the Great Plains Energy Incorporated 401(k) Savings Plan. I hereby direct the Trustee that the voting right pertaining to shares of Great Plains Energy Incorporated held by the Trustee and attributable to my account in the Plan shall be exercised at the Annual Meeting of Shareholders on May 1, 2012, or at any adjournment or postponement of such meeting, in accordance with the instructions on the reverse side of this card, to vote upon Items 1-3 and on any other business that may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Items 2 and 3. Continued and to be signed on reverse side